    As filed with the Securities and Exchange Commission on August 8, 1997
                                           Commission File Number 33-97698

                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                      AMENDMENT 6 TO FORM SB-2

                    REGISTRATION STATEMENT
                 Under The Securities Act of 1933

                  GLOBAL PACIFIC ENTERPRISES, INC.

Province of
British Columbia	                                             N/A
(State or other	     (Primary Standard Industrial	     (I.R.S. Employer
jurisdictions	        Classification Code Number)   Identification Number)
of incorporation
or organization
                          906 West Broadway
                             Suite 202
                           Vancouver, B.C.
                      Telephone:  604-736-8636
       (Address and telephone number of registrant's principal executive offices and principal place of business.)

                           Jody M. Walker
                      7841 South Garfield Way
                     Littleton, Colorado 80122
                      Telephone:  303-850-7637
       (Name, address and telephone number of agent for service.)

                           with copies to:
                           Jody M. Walker
                           Attorney At Law
                        7841 South Garfield Way
                       Littleton, Colorado 80122

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 133, check the following box:   |  |

                 		CALCULATION OF REGISTRATION FEE
Title of each                       Proposed           Proposed      Amount of
class of         Amount to be       offering	         aggregate    registration
securities	        registered         price          offering price     fee
Common Stock       2,000,000	         $2.00	       $4,000,000(2)   $1,379.31
 $.10 par value
Common Stock(1)      344,367	         $2.00	         $688,734	       $237.49
Total	             2,344,367	         $2.00	       $4,688,734	      $1616.80

(1)Represents Common Stock to be registered on behalf of Selling
Shareholders.
(2) All funds raised in U.S. Dollars.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

              PRELIMINARY PROSPECTUS DATED JULY 28, 1997
                        SUBJECT TO COMPLETION

                A Minimum Of 250,000 Common Shares and
               Up to a Maximum of 2,000,000 Common Shares

                   GLOBAL PACIFIC ENTERPRISES, INC.
                           Common Stock
                         ($.10 Par Value)

The Company is offering a minimum of 250,000 Common Shares and up to a maximum of 2,000,000 Common Shares at the purchase price of $2.00 per Common
Share.  There is no minimum investment amount.   The Company is registering
344,367 common shares on behalf of its selling security holders.

Prior to the date hereof, there has been no trading market for the Common
Stock of the Company.   There can be no assurance, however, that the
Common Stock will be quoted, that an active trading and/or a liquid market will develop or, if developed, that it will be maintained.

THERE ARE MATERIAL RISKS IN CONNECTION WITH THE PURCHASE OF THE SECURITIES. SEE RISK FACTORS, PAGE 10.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


Information contained herein is subject to completion or amendment.   A
registration statement relating to these securities has been filed with the
Securities and Exchange Commission.   These securities may not be sold
nor may offers to buy be accepted prior to the time the registration
statement becomes effective.   This prospectus shall not constitute an offer
to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

The primary purpose of the Offering is to satisfy expenses to be spent while trying to raise money for the Company's proposed project. The Company shall be engaged in the real estate development and business management industries. The Company, through its trustee company, Central Ocean International, Ltd., has signed an interim joint venture agreement with China to develop a site in Chengdu, China upon which it intends to build a commercial/residential/hotel complex.

The Joint Venture Agreement does not specifically specify the expiration date of the Joint Venture partnership, nor does it stipulate any penalties for
late injection of funds into the joint venture account.   If the Company is
unable to raise the funding within the offering period, the Company shall notify the joint venture partner that the Company is unable to proceed.


                                	Price to		                    Proceeds to
                                 	Public	     Commissions	     Corporation
Per Common Share	                 $2.00	       $.20	              $1.80
Minimum Offering(1)(2)	        $500,000	    $50,000	           $450,000
Maximum Offering(1)(2)	      $4,000,000	   $400,000	         $3,600,000

                         (Footnotes on following page)

               The date of the Prospectus is July 28, 1997









Page 4
[FN]
<F1>The Common Shares are being offered on a "best efforts" basis by the
Company (employees, officers and directors) and possibly selected broker-dealers. No sales commission will be paid for Common Shares sold by the Company. Selected broker-dealers shall receive a sales commission of up to 10% for any Common Shares sold by them. The Company reserves the right to withdraw, cancel or reject an offer in whole or in part. See "TERMS OF THE OFFERING - Plan of Distribution and Offering Period."

This Offering will terminate on or before June 30, 1998. In the Company's sole discretion, the offering of Common Shares may be extended for up to three Thirty day periods, but in no event later than September 30, 1998.

Proceeds of this Offering are to be deposited into an escrow account with Jody M. Walker, Attorney At Law until the total of Five Hundred Thousand Dollars ($500,000) shall have been paid in by purchasers of the securities
offered hereby.   No one has guaranteed to purchase any of the securities
offered hereby, and therefore no assurance can be given that the minimum
offering amount will be realized from this offering.   All Common Shares
which have been subscribed for and whose subscription funds have cleared the banking system will be considered "sold" for purposes of determining if the minimum offering amount has been obtained prior to the termination of the offering period. Should less than the minimum offering amount be obtained prior to the termination of the offering, the entire amount paid in will be refunded in full to each purchaser without interest thereon or deduction
therefrom.   The costs of such refund will be borne by the Corporation.   See
"TERMS OF THE OFFERING - Plan of Distribution."

<F2>The amount as shown in the preceding table does not reflect the deductions of (1) general expenses payable by the Company; and (2) fees payable in connection with legal and accounting expenses incurred in this Offering. These expenses are estimated to be $40,433 if the total offering amount is obtained.


        ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

The Company is organized as an International Business Company under the laws of British Columbia Canada where the Company's principal executive
office is located.   The Company has appointed Jody Walker, an attorney
engaged in the private practice of law in Colorado, U.S.A. as its agent upon whom process may be served in any action brought against the Company under the securities laws of the United States. However, outside the United States, it may be difficult for investors to enforce judgments against the Company obtained in the United States in any such actions, including actions, predicated upon civil liability provisions of Federal
securities laws.   In addition, all of the Company's officers and most of
its directors reside outside the United States and nearly all of the assets of these persons and of the Company are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against the Company or such persons judgments predicated upon
the liability provisions of the U.S. securities laws.   The Company has
been advised by its Canadian counsel, that there is substantial doubt as to the enforceability against the Company or any of its directors and officers located outside the United States in original actions or in actions of enforcement of judgments of U.S. courts of liabilities predicated on the civil liability provisions of U.S. federal securities laws.

Certain Legal Consequences of Incorporation in British Columbia, Canada.

The Company is organized under the laws of British Columbia, Canada. Principles of law relating to matters affecting the validity of corporate procedures, the fiduciary duties of the Company's management, directors and controlling shareholders and the rights of Global Pacific's shareholders differ from, and may not be as protective of shareholders as, those that would apply if the Company were incorporated in a
jurisdiction within the United States.   Directors of the Company have
the power to take certain actions without shareholder approval, including an amendment of the Company's Memorandum or Articles of Incorporation, a change on the Company's authorized capital, and certain fundamental corporate transactions, including reorganizations, certain mergers or
consolidations, and the sale or transfer of assets.   In addition, there
is doubt that the courts of British Columbia, Canada would enforce liabilities predicated upon U.S. federal securities laws.

                    REPORTS TO SECURITY HOLDERS

Although the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports and other information with the Securities and Exchange Commission, the Company has not yet filed any reports with the Securities and Exchange Commission. The reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400,

Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World
Trade Center, New York, New York 10048.   Copies of such material can
be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

The Company will furnish to shareholders: (i) an annual report containing financial information examined and reported upon by its certified public accountants; (ii) unaudited financial statements for each of the first three quarters of the fiscal year; and (iii) additional information concerning the business and operations of the Company deemed appropriate by the Board of Directors.

               DOCUMENTS INCORPORATED BY REFERENCE

The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Copies of such materials may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W.,
Washington, DC 20549, at the Chicago Regional Office, Citicorp Center,
500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World Trade Center, New York, NY 10048.

The Company will voluntarily file periodic reports in the event its obligation to file such reports is suspended under Section 15(d0 of the Exchange Act.

The Company will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference).
Requests for copies of said documents should be directed to Alan Kwong, President or Robin Young, Secretary, 906 W. Broadway, Suite 202,
Vancouver, B.C.; telephone: (604) 736-8636.

The Commission maintains a Web site -- //www.sec.gov -- that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

UNTIL _____ , 1997 (90 DAYS AFTER THE DATE OF THE PROSPECTUS), ALL
PERSONS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES,
WHETHER OR NOT PARTICIPATING IN THE OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF SUCH PERSONS
TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

NO DEALER, SALESMAN, AGENT OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR THE UNDERWRITER, IF AN UNDERWRITER ASSISTS IN THE SALE OF THE SECURITIES.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION
BY ANYONE TO ANY PERSON IN ANY STATE, TERRITORY, OR POSSESSION
OF THE UNITED STATES IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED BY THE LAWS THEREOF, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH
OFFER OR SOLICITATION.

NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

            	TABLE OF CONTENTS

PROSPECTUS SUMMARY	                                    7
RISK FACTORS	                                          8
SELLING SECURITY HOLDERS	                             13
SOURCE AND USE OF PROCEEDS	                           13
DILUTION	                                             14
THE COMPANY	                                          15
PROPOSED ACTIVITIES	                                  17
MANAGEMENT'S DISCUSSION AND ANALYSIS
   OF FINANCIAL CONDITION	                            22
     Trends and Uncertainties
     Capital and Source of Liquidity
      Results of Operations
MANAGEMENT	                                           23
      Officers and Directors
      Remuneration
      Indemnification
CERTAIN TRANSACTIONS      	                           25
PRINCIPAL SHAREHOLDERS	                               25
SHARES ELIGIBLE FOR FUTURE SALE    	                  26
MARKET FOR REGISTRANT'S COMMON EQUITY       	         26
TERMS OF THE OFFERING	                                27
DESCRIPTION OF SECURITIES	                            27
LEGAL MATTERS	                                        28
LEGAL PROCEEDINGS	                                    28
EXPERTS	                                              28
INTERESTS OF NAMED EXPERTS AND COUNSEL	               28

                        	PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information, financial statements and notes to the financial statements including the notes thereto appearing elsewhere in this Prospectus.
The Company. The Company was incorporated in November 24, 1994 in
the Province of British Columbia.   Pursuant to the Certificate of
Incorporation, the Company has the authority to issue an aggregate of 100,000,000 common shares, .10 par value.

The Company's executive offices of approximately 1,600 square feet are located at 906 West Broadway Street, Suite 202, Vancouver, British
Columbia.   The Company subleases its premises from Landtek International
Corporation on a term of three years expiring November 30, 1997 at a monthly
rate of $1,300 per month.   Landtek International has informed the Company
that based on its discussion with the landlord, the main lease and consequently the sublease can be renewed for a further term of three years if
so desired.   The Company can alternatively rents its own office spaces
separately in the same business area as there are many available. There is no material adverse impact on the Company upon the termination of the sublease arrangement.

The Company shall engaged in the real estate development and business management industries in China and other countries yet to be determined. The Company, through its trustee company, Central Ocean International, Ltd., has signed an interim China joint venture agreement to develop a site in Chengdu, China upon which it intends to build a commercial/residential/hotel complex.

The Offering.                                 The Company hereby offers a
                                              minimum of 250,000 Common Shares
                                              and up to 2,000,000 Common Shares
                                              at $2.00 per Common Share.

                                            	 If subscriptions exceed 2,000,000
                                              shares, all excess subscriptions
                                              will be promptly returned to
                                              subscribers without interest and
                                              without deduction for commissions
                                              or expenses.

Common Shares outstanding
prior to Public Offering	                     3,443,667

Common Shares to be outstanding
after Offering 	                  		          Minimum - 3,693,887
                                            	 Maximum - 5,443,667

Percent of Common Shares owned by
current shareholders after Minimum
Offering                                      93.23%

Percent of Common Shares owned by
current shareholders after Maximum
Offering                                      63.26%

Gross Proceeds After Minimum Offering	        $  500,000
Gross Proceeds After Maximum Offering	        $4,000,000

Use of Proceeds.	                            The Company intends to utilize
                                             the sale of its Common Shares
                                             mainly to offset its expenses
                                             in obtaining additional funds
                                             to finance strata-titled
                                             residential and office units
                                             for sale, retail/commercial units
                                             for rental and a hotel tower
                                             and for other administrative
                                             expenses.   See "Source and Use
                                           	 of Proceeds."

                                           	 If the Company only receives the
                                             minimum offering amount, such
                                             level of proceeds would
                                             significantly restrict the
                                             Company's operation and would have
                                             a substantial adverse effect on
                                             the Company and investors.

                                             This Prospectus also relates to
                                             securities being registered on
                                             behalf 	of selling securityholders
                                             and the Company will not receive
                                             any cash or other proceeds in
                                             connection with the subsequent
                                             sale.   See "Source and Use of
                                           	 Proceeds."



Certain Factors to be Considered		           This Offering involved a high
                                             degree	of risk.  See "Risk
                                             Factors."

Absence of Dividends; Dividend Policy	       The Company does not currently
                                             intend to pay regular cash
                                             dividends on its Common Stock;
                                             such policy will be reviewed by
                                             the Company's Board of Directors
                                             from time to time in light of,
                                             among other things, the Company's
                                             earnings and financial position.
                                             The Company does not anticipate
                                            	paying dividends on its Common
                                             Stock in the foreseeable future.
                                             See "Risk Factors."


Transfer Agent	                              Nevada Agency & Trust Company is
                                             the Transfer Agent for the
                                             Company's securities.

                               	RISK FACTORS

In analyzing this offering, prospective investors should read this entire Prospectus and carefully consider, among other things, the following Risk
Factors:

Inability to Obtain Future Necessary Funding.   The proceeds of
the offering will be used primarily to offset the Company's expenses in obtaining additional funds for the project and for administrative expenses.
If insufficient funds are raised pursuant to this Offering, the Company will attempt to obtain additional funds from private lenders, venture capital, contractor subsidies or by mortgaging for all or part of the project.
There can be no assurance that the Company will be successful in obtaining funds from any of these sources. The Company estimates that $52,000,000 will be
needed in order complete the Chengdu project.    The Company estimates that
approximately $6,000,000 will be needed in order to build just the
residential tower.   Any profit generated would then be used to complete the
project.   There can be no assurance that adequate funds to complete just a portion of the project could be obtained. See "SOURCE AND USE OF PROCEEDS," "PROPOSED ACTIVITIES" and MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION."

If the amount of proceeds received from the offering is only the minimum amount or nominally more, the Company will attempt to meet its liquidity needs be seeking related party loans or will be minimally subsidized by the officers and directors of the Company until such time as sufficient funds can
be raised.   The related parties would be parties directly or indirectly involved with the project such as friends and acquaintances of either joint venture partner or potential contractors and suppliers for the project.
There can be no assurance that any of these related parties would have the
resources to loan any amounts to the Company.    The scale of operation and
activities of the Company will be down-sized appropriately to reflect the
Company's financial situation.   See "PROPOSED ACTIVITIES."

The Joint Venture Agreement does not specifically specify the expiration date of the Joint Venture partnership, nor does it stipulate any penalties for
late injection of funds into the joint venture account.   If the Company is
unable to raise the funding within the offering period, the Company shall
notify the joint venture partner that the Company is unable to proceed.   See
"MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION" and "PROPOSED ACTIVITIES."


Possible Restrictions on Foreign Corporation Doing Business In China. Currently, China's policy regarding foreign corporations doing business in China does not restrict the import and export of capital and the remittance of dividends. However, there can be no assurance that government policies concerning foreign joint ventures in China will not change in the future to
restrict such activities.   See "PROPOSED ACTIVITIES."

Possibility of Political Uncertainty in China.   There may be political
upheaval with the death of China's paramount leader Deng Shiao Ping.   There
can be no assurance that his successor will support the current policies regarding economic and political reforms. Serious criticism of the Communist Party and its national or international politics openly is not welcome and individuals doing so may be detained for questioning.

There can be no assurance that political upheaval will not occur and negatively effect the project and will not materially impact the operations of the Company. See "PROPOSED ACTIVITIES."

Other Risks Related to Doing Business with Chinese Government. There is no absolute guarantee that the Chinese government will honor its contracts to the
minute details, if at all.   There can be no assurance that the Chinese
government will not pass a bill or other form of legislature to discontinue the various benefits that a China-foreign joint venture project now enjoys such as free-from-profit taxes in the first three years and 50% tax in the next two
years, etc.   There is also the risk that the Chinese Government may, in the
future, nationalize private industries.   See "PROPOSED ACTIVITIES."

Military and political maneuvers over the Taiwan issue and various border disputes among neighboring countries heightens tension in everyday life
and in the investment climate.   There is the risk that such tension will
affect all investments in China including the Sichuan Province.   See
"PROPOSED ACTIVITIES."

There is a risk that the international arena of politics may change or a situation could arise (such as human rights violations, etc.) where the United States and Canada may boycott, place a trade embargo or prevent
their nationals from investing into China.   Additionally, there can be no
assurances that if foreign policies changed or relationships became strained, China will not retaliate by nationalizing all foreign investments, by preventing foreign profits from the leaving the country or by disallowing
further investment into China.   See "PROPOSED ACTIVITIES."

Risks Related to the Chinese Economy.   The Chinese economy, as
China as a whole and in the Sichuan Province, is affected by the poor
economical climate.   The extent to which specific areas are affected will
depend on the present affluence of the area governments, the various local industries and working units, the residents and the availability of and the
demand of the living necessities to these areas.   The City of Chengdu has a
population of over 13 million compared to Chongqing (population 17 million) and Shanghai (population 19 million). There can be no assurance that the City of Chengdu will not be grossly affected by a poor economy in other
areas.   See "PROPOSED ACTIVITIES."

Risks Related to the Chinese Legal System.   The legal system in
China is not as complete as that of more developed countries, There may be many gray areas or areas which have not been addressed adequately in the
protection of foreign investors and their interests.   Because the legal system
is still in its infantile stage pertaining to and involving international trades, investments, foreigners, problems arising out of joint ventures, etc., there is the risk that litigation involving these issues may take a long period
of time to resolve, if at all.   The risk is further magnified because such
litigation would be between a private foreign corporation or individuals and
official agents of the Chinese government.   While the former has limited
financial resources, the latter has an abundance of funds to continue the legal
proceedings.   See "PROPOSED ACTIVITIES."

Currently Inadequate Transportation System and Infrastructure.    Chengdu is
a transportation hub for travelers making connecting flights and rails to other destinations inside and outside of the Province. The current transportation system in Chengdu is inadequate to handle large number of daily visitors. there can be no assurance that the transportation system and infrastructure will be adequate for future needs of the general public in Sichuan Province or the
Company.   See "PROPOSED ACTIVITIES."

Exchange Rate Risks.   Any proceeds from the sale of real estate and income from
retail/commercial unit rentals and profit (if any) from hotel and business operations will be a mixture of local currency and foreign currencies.
However, the majority of the income will be in the form of local currency.
There is a risk that the local currency will depreciate in value as it is being converted into foreign currencies as the exchange rates are determined by the central bank of China.

There are foreign exchange centers run by both the government and by
government approved organizations in most major cities in China.   The
charge by the government ranges from 2% to 5%.   There can be no
assurance that a certain exchange rate will remain stable for any period of time or that the fees for foreign currency exchange will remain at current
prices.   Additionally, the fact that the People's Bank of China establishes the exchange rate at which local currency can be exchange into foreign currencies and not market forces could have a negative effect on the ability of the Company to import or export capital and remit dividends. See "PROPOSED ACTIVITIES."

Dependence on Joint Venture Partner for Successful Completion of the Project. Estate Exploitation Corporation, a government owned development company located in Jinniu District of Chengdu, (the "Joint Venture Partner") has already expended its portion of the investment in appropriation of land, land use contract, costs for relocating existing residents, development capital costs and
design and soil exploration.   If the joint venture partner should back out of
the project, the project may be temporarily slowed down or halted until additional funds are obtained to buy out the joint venture partner's interest. There can be no assurance that the Company would be able to obtain the
additional necessary funds.   The Company has estimated that an amount of
approximately US$10 million would be needed to buy out the Chinese joint venture
partner's interest.   This amount is based on the actual amount of money
spent by the Chinese joint venture partner plus the interest losses and the
loss of future profit that the project may generate.   In China, there are three
agreements which must be entered into before actual commencement of any venture, the letter of intent, the interim joint venture agreement and the final joint venture agreement. There can be no assurance that the Joint Venture
Partner will enter into the final joint venture agreement.   See "PROSPECTUS
SUMMARY" and "PROPOSED ACTIVITIES."

Risk of Utilizing Trustee Company as Signatory on Interim Joint Venture Agreement. The interim joint venture agreement was entered into through the use of a Hong Kong trustee company because, at the time of negotiations, the Company had not been duly incorporated.

Alan Kwong, one of the principals of the Company controls the trustee
company.   The Company has entered into a contract with the trustee company which provides that the Company's name only shall be in the final joint
venture agreement.   There may be the risk that the Joint Venture Partner
will not endorse the Company as its rightful partners.   There is no written
consent regarding the substitution.   See "PROSPECTUS SUMMARY" and "PROPOSED
ACTIVITIES."


Possible Regulatory Delays.   The Company may experience delays or other
problems in the issuance of the necessary permits and/or licenses to complete the joint venture project in Chengdu, China, including environment issues, if any. There can be no assurance that the Company will be able to obtain the necessary licenses or permits in a reasonable time. See "PROPOSED ACTIVITIES."

Possible Contracting Delays.   There may be delays in obtaining
suitable contractors for the construction of the buildings, however, the Chinese government allows contractors from other provinces or cities to
help in any shortage.   There are no labor unions in China.   The developer
seeking outside work forces must submit a notice to the district government's labor department that it is unable to hire local qualified workers due to shortage and must seek workmen from other provinces. However, there can be no assurance that the Company's request would be approved or that the Company will be able to obtain suitable contractors
in a reasonable time or at a reasonable price.   See "PROPOSED ACTIVITIES."

Competition. Through a joint venture, the Company will compete in the
real estate development industry.   Currently there are no 5-star hotels,
casinos, luxury strata-titled office rentals or sales and no strata-titled retail/commercial units for sale in Chengdu and outlying areas. Additionally, due to the fact that the City of Chengdu just opened its doors for foreign joint ventures three years ago and, as such, major joint venture project development is still in its infancy, there is little or no actual competition to the Company's proposed operations. Chengdu's population is over
13,000,000 people.   The average space per person allotted by the government
is 30 square feet per person.   Development such as proposed by the Company
is only the second one of its kind in Chengdu (the other is the Toyan Group project, both of which contain a large number of residential units, pre-sell a set number of units prior to construction and both utilize the idea of mortgages provided by foreign banks. Additionally, statistics from the news media in China indicate that the residents of the Sichuan Province on the average have a higher spending power than the residents of Shanghai or Beijing. See "THE COMPANY, - Competition."

Real Estate Development Co. Ltd. with an "International Metropolitan" residential project which is located 20 miles out of Chengdu. There are other smaller real estate developers of both local and foreign groups, however, to date, there has not been a development of the proposed size and type other than the Toyan Group. Mortgage financing is not available locally and has
been introduced by foreign developers.   Small local developers do not have
this facility. There can be no assurance that other similar projects will not be commenced in the future which will provide competition to the Company's proposed operations. See "THE COMPANY - Competition."

In China, before any project is approved by the government for foreign joint venture, a thorough feasibility study, market research and backing by
different levels of government must first be obtained.   There are many
foreign businessmen coming to Chengdu to do business, but the city of Chengdu
does not have any hotels suitable for foreigners.   Mr. Alan Kwong, the
Company's president has been in Chengdu continually for 4-5 years. He has personally studied the environment and the city of Chengdu's needs in terms
of facilities and accommodations for tourism and business.   Although the
Company is not in possession of official government documents pertaining to many of its requirements prior to its official approval of the project, newspaper clings, Mr. Kwong's personal encounters with government officials of different levels and informal conversations with different bankers in Asia
confirm the Company's choice of this project.   There can be no assurance
that the Company's choice will, in fact, be successful.

Possible Inability to Obtain Mortgage Financing.  The Company does not
currently have available mortgage funding.   The Company has had
preliminary meetings with banking institutions in Hong Kong and
Singapore.   However, to date, no written agreements have been entered into and there is a risk the meetings may not result in actual commitments.
See "THE COMPANY."

The lack of mortgage financing will affect the sale of the strata-title units in that not all potential buyers will have sufficient cash to purchase the units out right. Additionally, there is risk associated with substantial leverage. There can be no assurance that the market value of the units will
not drop.   See "PROPOSED ACTIVITIES."

Possible Loss of Entire Investment. Upon obtaining the minimum offering amount, all proceeds of this Offering received from the sale of the Company's common stock shall be deposited into the operating account of the Company. Even in the event the Company sells the maximum number of securities offered herein and raises additional capital, the investor may still lose his entire investment, particularly in light of the fact that the Company will need to
raise approximately $50,000,000 in order to complete the project.   See "THE
COMPANY" and "USE OF PROCEEDS."


Uncertainty of Future Financial Results. The Company has experienced accumulated losses from research and development costs to date and future financial results are uncertain. See "FINANCIAL STATEMENTS."

As such, there can be no assurance that the Company can be operated in a profitable manner. Profitability depends upon many factors, including the ability to obtain further financing, the maintenance or reduction of expense levels and the success of the Company's business activities. To date, the Company has accumulated losses from operations as of March 31, 1997 of
$(344,367) U.S. Dollars.   Even with future profitable operations, the
Company will require additional capital. See "MANAGEMENT'S
DISCUSSION AND ANALYSIS" and "USE OF PROCEEDS."

Control of Current Shareholders and Management.   The majority
shareholders and the officers and directors of the Company as a group will own over 38% of all of the outstanding common shares of the Company upon completion of the offering.  As a result, these individuals may have
the ability to control the affairs of the Company.   The operations of the
Company could be adversely affected by their control if key employees such as a president, financial officer and reporting secretary with experience in running a public company and a project manager, rental unit manager, etc. for operations are not obtained and current management, which is
inexperienced, continued to run the operations of the Company.   See
"MANAGEMENT" and "PRINCIPAL SHAREHOLDERS".

Dependence on Key Individuals. The future success of the Company is highly dependent upon the Company's ability to attract and retain qualified key employees in the management of the Company itself and in its operation of the joint venture project. The inability to obtain and employ these individuals would have a serious effect upon the business of the Company. See "COMPANY - Employees" and "MANAGEMENT."

Experience of Officers and Potential Conflicts of Interests.  The
financial success of the Company is dependent upon the management expertise, judgment and experience of its officers. The death, disability or resignation of such officers may adversely affect the financial performance of the Company. The Company intends to apply for key man life insurance of Alan Kwong, Ken Wong and Robin Young.  The officers and directors have the exclusive authority to manage and control and make all decisions
regarding the business and affairs of the Company.    All of the officers
devote approximately 50% of their time to the affairs of the Company.
Some of the officers and directors of the Company are currently principals of other businesses. Although none of the officers and directors are principals of competing business, the officers and directors use their best efforts to resolve equitably any time conflicts that might result from acting as principals for a number of businesses, but there can be no assurance that such other activities will not interfere with the officers' and directors'
ability to discharge their obligations herein.   See "MANAGEMENT."

No Assets or Record of Earnings or Operations.   The Company
has no assets and no operating history, has not generated any operating revenues to date and must be considered promotional in its early embryonic and developmental stages embarking on a brand new business venture. Potential investors should be made aware of the difficulties encountered by a new enterprise in its embryonic stage. See "THE COMPANY".

Substantial and Immediate Dilution.  As a result of this Offering, the
Company will have up to 5,443,667 outstanding Common Shares.   The
Corporation may issue additional preferred and common shares in private
business transactions or pursue an additional public offering.    In addition,
due to the fact that the currently outstanding Common Shares were issued by the Corporation for only $344,367, the investors in this Offering may experience immediate dilution of $1.35 or 67.5% (from an offering price of $2.00 per Common Share to a net tangible book value after the offering of $.65) upon completion of the maximum offering of Common Shares. See "DILUTION" and "FINANCIAL STATEMENTS."

Future Sales of and Market for the Shares.   Upon successful
completion of the Offering of Common Shares herein the Company will have 5,443,667 common shares outstanding, of which 2,344,367 Common
Shares will be freely tradable without restriction or further registration under the Securities Act of 1933 (the "Securities Act") Note, this does not include any Common Shares being issued on behalf of Selling Shareholders.
No assurance can be given that the availability of such Common Shares for sale will not have an adverse impact on the market price of the Company's

Common Shares.   Additionally, in light of the fact that the Common Shares
will be traded in the "pink sheets", difficulty in determining the market
price of the Common Shares may occur.   Further, management of the Company
cannot predict to what extent a secondary market in the Shares will develop
and provide liquidity for holders of the Common Shares.   See "SALES OF
SHARES PURSUANT TO RULE 144" and "MARKET FOR REGISTRANTS COMMON EQUITY AND RELATED STOCKHOLDER MATTERS."

Lack of Public Market.   Prior to this Offering, there has been no
public market for the securities of this Company. Management of the Company cannot predict to what extent a secondary market in the Shares will develop and provide liquidity for holders of the Common Shares. See "SALE OF SHARES PURSUANT TO RULE 144" and "MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS."

"Penny" Stock Regulation of Broker-Dealer Sales of Company Securities.
The Company intends to list its Common Shares on NASDAQ upon meeting the requirements for a NASDAQ listing, if ever. Upon completion of this offering, the Company will not meet the requirements for a NASDAQ listing. Until the Company obtains a listing on NASDAQ, if ever, the Company's securities may be covered by a Rule 15g-9 under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must furnish to all investors in penny stocks, a risk disclosure document required by Rule 15g-9 of the Securities Exchange Act of 1934, make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's account for transactions in penny stock, the broker or dealer must
(i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that transactions in penny stock are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in penny stock; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a
manually signed and dated copy of the written statement.   A penny stock
means any equity security other than a security (i) registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1 (ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; (iii) that has a price of five dollars or more or . . . . (iv) whose issuer has net tangible assets in excess of
$2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the
transaction with the person.   Consequently, the rule may affect the ability
of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this Offering to sell their shares in the secondary
market.   See "MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS - Broker-Dealer Sales of Company's Securities."

Lack of Dividends.  There can be no assurance that the continued
operations of the Company will result in any revenues or will be profitable.
To date, the Company has not paid a dividend to its shareholders.   At the
present time, the Company intends to use any earnings which may be generated to finance the growth of the Company's business. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, the Company does not presently intend to pay dividends and there can be no assurance that dividends will ever be paid. See
"DIVIDEND POLICY."

Vulnerability to Fluctuations in Economy. Demand for the Company's proposed operations is dependent on, among other things, general economic conditions in China and other countries which are cyclical in nature. Prolonged recessionary periods may be damaging to the Company's ability to attract investors for future funding and lease holders for its commercial and residential portions of its joint venture properties. Benefit to Management. Although currently, the officers and directors have received no compensation and common shares for their services, the Company may, in the future, compensate the Company's management with salaries and other benefits. Even though no compensation plan has been proposed or agreed upon, the payment of future salaries, and the costs of these benefits, may be a burden on the Company and may prevent the Company from achieving profitable operations in the future. See "MANAGEMENT - Remuneration."

                       SELLING SECURITY HOLDERS

The Company shall register pursuant to this prospectus 344,367 Common
Shares currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding common shares. The amount and percentage owned after the offering assumes the sale of all of the Common Shares being registered on behalf of the selling shareholders.

Name and Amount             Total Number  % Owned     Number of     % Owned
Being Registered               Owned      Prior to   Shares Owned    After
                             Currently    Offering  After Offering  Offering
C.L. Ng - 7,600                76,000      2.21%       68,400        1.26%
Kam Ping Lui - 1,200           12,000       .35%       10,800         .25%
Brenda Kayi Kong - 4,000       40,000      1.16%       36,000         .66%
Alan Kwong<F1> - 60,542       605,417     17.58%      544,875       10.01%
Mok Wah Keung - 3,000          30,000       .87%       27,000         .50%
Tsang Hung Po - 3,000          30,000       .87%       27,000         .50%
T.C. Lee - 3,000               30,000       .87%       27,000         .50%
Paul Yu - 3,000                30,000       .87%       27,000         .50%
Phillip Ee - 3,000             30,000       .87%       27,000         .50%
Dr. Kay Ho - 6,000             60,000      1.74%       54,000         .99%
Violet Ho - 6,000              60,000      1.74%       54,000         .99%
Kong Beng Wong - 6,000         60,000      1.74%       54,000         .99%
Jap Chong Young<F2> - 60,486  604,858     17.56%      544,372       10.00%
Weymann Cheng - 7,856          78,559      2.30%       70,703        1.29%
David Darren Young - 5,000     50,000      1.45%      $45,000         .83%
Landtek Properties, Inc.-7,642 76,417      2.22%       68,775        1.26%
Margaret Wong - 6,000          60,000      1.74%       54,000         .99%
Sin Ming Chiu - 9,000          90,000      2.61%       81,000        1.49%
Robin Y. Young<F3> - 47,021   546,625     15.87%      491,962        9.04%
Ken K. Wong(4) - 44,021       516,625     15.00%      464,962        8.54%
Fred R. Umayam - 10,000       100,000      2.90%       90,000        1.65%


Mark Alan Mannhalt - 6,000     60,000      1.75%       54,000         .99%
Donald Tom Prechitt - 3,000    30,000       .87%       27,000         .50%
Huan Wa Xu - 8,000             80,000      2.32%       72,000        1.32%
Pollysol Investments, Ltd
  - 10,000                    100,000      2.90%       90,000        1.65%
He Rong Hui - 2,000            20,000       .58%       18,000         .33%
Lee Shick Por - 2,000          20,000       .58%       18,000         .33%
William Lo - 10,000           100,000      2.90%       90,000        1.65%

[FN]
<F1>Mr. Alan Kwong has been President of the Company since inception.
<F2>Mr. Jap Chong Young has been a Director of the Company since March
25, 1995.
<F3>Mr. Robin Young has been Secretary and a Director of the Company since inception.
<F4>Mr. Wong has been Vice-President of the Company since inception.


                  	SOURCE AND USE OF PROCEEDS

Minimum Net Proceeds. The net proceeds to be received by the Company from the sale of the Common Shares offered hereby, are estimated to be $409,567 after expenses and commissions if the minimum number of Units are sold. This assumes expenses of approximately $40,433 and commissions of $50,000. See "TERMS OF THE OFFERING".


Principal Purposes. The principal purposes for which the proceeds of this Offering will be utilized are as follows:

Gross Proceeds of Offering        		  $500,000
Less:   Commissions		                   50,000
        Offering Expenses		             40,433

Net Proceeds of Offering			           $409,567

Application of Proceeds
   Obtaining Additional Funds<F1>  	  $250,000
   Project travel and field expenses    50,000
Working Capital 	                      109,567

Total Application of Proceeds		     		$409,567

[FN]
<F1>Includes commissions and expenses which may be incurred to obtain the balance of the funds needed to complete the Chengdu commercial/residential/hotel complex project (estimated to be a minimum of an additional $2,000,000 and up to a maximum of an additional $48,000,000).

Maximum Net Proceeds. The net proceeds to be received by the Company from the sale of the Common Shares offered hereby, are estimated to be $3,559,567 after expenses and commissions if the maximum number of Units are sold.
This assumes expenses of approximately $40,433 and commissions of $400,000. See "TERMS OF THE OFFERING".

Principal Purposes. The principal purposes for which the proceeds of this Offering will be utilized are as follows:

Gross Proceeds of Offering		      $4,000,000
Less:   Commissions		                400,000
        Offering Expenses		           40,433

Net Proceeds of Offering		                         $3,559,567

Application of Proceeds
  Obtaining Additional Funds<F1>	   $1,000,000
   Certificate of Deposit<F2>        1,000,000
   Project travel and field
      expenses                         150,000
   Legal & Accounting
    costs of project                   100,000
   Office upgrade	                      50,000
   Contingency fund<F3>	             1,000,000
   Working Capital 	                   259,567

Total Application of Proceeds		                   $3,559,567

[FN]
<F1> Includes commissions and expenses which may be incurred to obtain the balance of the funds needed to complete the Chengdu commercial/residential/hotel complex project (estimated to be a minimum of an additional $2,000,000 and up to a maximum of an additional $48,000,000). includes commissions and expenses which may be incurred to obtain the balance of the funds needed to complete the project.
<F2>The certificate of deposit will be put into the lawyer's trust account to signify that the Company has the funds and fully intends to complete the joint venture agreement with China.
<F3>Will be invested in certificates of deposit, short term (6 months or less)
government obligations and money market funds until needed.


Given the above use of proceeds, management is of the opinion that the minimum offering proceeds will satisfy cash requirements for at least six months and the maximum offering proceeds will satisfy cash requirements for at least twelve months during which the Company shall pursue additional
financing.   In the event that only the minimum offering proceeds is
obtained, the Company will seek other types of financing such as private equity funding, loans from private lenders, contractor subsidies or financing
and mortgages, etc.    Even in the event the Company obtains the maximum
proceeds of the offering, the Company will still need to obtain substantial additional financing before it can begin construction on even a small portion of the proposed project.

The figures set forth above are estimates and cannot be precisely calculated. However, there are no material amounts of funds which will be utilized by the Company in conjunction with the net proceeds of this Offering other than for the purposes enumerated above. To the extent additional funds are necessary for operation of the Company's business or the expansion of the additional equity financing, there can be no assurance that such additional financing with be available or that, if available, it can be obtained on terms which management deems reasonable and any debt financing could require the Company to mortgage, pledge or hypothecate its assets. Securities are also being registered on behalf of the selling securityholders and the Company will not receive any cash or other proceeds in connection with the subsequent sale.


                                 	DILUTION

Dilution. Assuming completion of minimum offering amount, there will be a total of 3,693,667 Common Shares outstanding. The following table illustrates the per Share dilution as of the date of this Prospectus, which may be experienced by investors upon reaching the maximum offering.

Offering price	                             	$2.00
Net tangible book value per
  Share before offering	             $0.00
 Increase per Share 	                  .11
attributable to investors
Pro forma net tangible
book value per Common
  Share after offering	                     	  .11
                                             -----
Dilution to investors	                        1.89
Dilution as a percent of
offering price                   	   94.50%

Dilution. Assuming completion of maximum offering amount, there will be a total of 5,443,667 Common Shares outstanding. The following table illustrates the per Share dilution as of the date of this Prospectus, which may be experienced by investors upon reaching the maximum offering.

Offering price				                                 	$2.00
Net tangible book value per
  Share before offering	             $0.00
 Increase per Share 	                  .65
attributable to investors
Pro forma net tangible
book value per Common
  Share after offering	                               .65
                                                    -----
Dilution to investors	                               1.35
Dilution as a percent of
offering price			                    67.5%

Comparative Per Common Share Data.

Minimum Offering Amount
                          Total                 Price
                       Number of               Paid Per   Consider-
                         Shares	       %       Share     ation Paid    %
Existing Shareholders  3,443,667	  93.23%	    $.10	     $344,367   	40.78%
New Investors
  of Common Shares       250,000	   6.77%	   $2.00	     $500,000    	59.22%

Maximum Offering Amount
                         Total               Price
                      Number of             Paid Per    Consider-
                       Shares	       %       Share     ation Paid    %
Existing Shareholders  3,443,667	  63.26%	    $.10	     $344,367   	7.93%
New Investors
  of Common Shares     2,000,000	  36.74%	   $2.00	   $4,000,000  	92.07%


Further Dilution.  The Company may issue additional restricted
Common Shares pursuant to private business transactions. Any sales under Rule 144 after the applicable holding period may have a depressive effect upon the market price of the Company's Common Shares and investors in this offering upon conversion. See "SALES OF STOCK PURSUANT TO RULE 144."

                        THE COMPANY

The Company.   The Company was incorporated on November 24, 1994
under the name of Global Pacific Enterprises, Inc.   Pursuant to the Articles
of Incorporation, the Company has the authority to issue an aggregate of 100,000,000 common shares, .10 par value.

The Company owns no real property and leases all of its facilities. The Company's executive offices of approximately 1,600 square feet are located at 906 West Broadway, Suite 202, Vancouver, British Columbia.
Telephone: (604) 736-8636.   The Company's lease is for a term of three
years expiring November 30, 1997 at a  monthly rate of $1,300 per month.

The Company shall engage in the real estate development and business management industries. On July 20, 1994, the Company, through its trustee company, Central Ocean International, Ltd. (which holds all rights for the Company prior to the proper registration of the Company in British Columbia, Canada) has signed a foreign China interim joint venture agreement to develop a site in Chengdu, China upon which it intends to
build a commercial/residential/hotel complex.   Alan Kwong, the current
president of the Company is one of the principals of the Company controls the
Central Ocean International, Ltd.   Mr. Kwong owns 65% of the controlling
shares of Central Ocean International, Ltd. and is also its president.   To
resolve any possible conflict of interest, Mr. Kwong will relinquish his entire share ownership to the other shareholder once the final joint venture
agreement is signed between the Company and the Chinese counterpart.    The
Company shall enter into a final joint venture agreement.   The Company has
entered into an agreement with Central Ocean International, Ltd. which states that the Company's name only shall be in the final joint venture agreement.
The Chinese Government has been aware of this agreement.   Upon the effective
date of this registration statement, the Company intends to go to Chengdu to sign the final joint venture agreement. If the Company is unable to raise the funding within the offering period, the Company shall notify the joint
venture partner that the Company is unable to proceed.    The Joint Venture
Agreement does not specifically specify the expiration date of the Joint Venture partnership, nor does it stipulate any penalties for late injection
of funds into the joint venture account.   If the Company is unable to raise
the funding within the offering period, the Company shall notify the joint venture partner that the Company is unable to proceed.


There are presently outstanding 3,443,667 Common Shares. See "DESCRIPTION OF SECURITIES".

Employees.    In addition to management, the Company currently
employs no full time employees and three part time employees.     Upon
receipt of funding, the Company shall hire employees and independent contractors as necessary to complete the project.

Competition. Through a joint venture, the Company will compete in the
real estate development industry.   Currently there are no 5-star hotels,
casinos, luxury strata-titled office rentals or sales and no strata-titled retail/commercial units for sale in Chengdu and outlying areas.

Additionally, due to the fact that the City of Chengdu just opened its doors for foreign joint ventures three years ago and, as such, major joint venture project development is still in its infancy, there is little or no actual
competition to the Company's proposed operations.   The only land
developer with available mortgage funding to the buyers is Toyan Group
(Chengdu) Real Estate Development Co. Ltd. with an "International
Metropolitan" residential project which is located 20 miles out of Chengdu.
The project is only residential. There are other smaller real estate developers of both local and foreign groups, however, to date, there has not been a development of the proposed size and type other than the Toyan Group.
Mortgage financing is not available locally and has been introduced by
foreign developers.   Small local developers do not have this facility.
There can be no assurance that other similar projects will not be commenced in the future which will provide competition to the Company's proposed operations.

In China, before any project is approved by the government for foreign joint venture, a thorough feasibility study, market research and backing by
different levels of government must first be obtained.   There are many
foreign businessmen coming to Chengdu to do business, but the city of Chengdu
does not have any hotels suitable for foreigners.   Mr. Alan Kwong, the
Company's president has been in Chengdu continually for 4-5 years. He has personally studied the environment and the city of Chengdu's needs in terms
of facilities and accommodations for tourism and business.   Although the
Company is not in possession of official government documents pertaining to many of its requirements prior to its official approval of the project, newspaper clings, Mr. Kwong's personal encounters with government officials of different levels and informal conversations with different bankers in Asia confirm the Company's choice of this project.


Federal, State and Local Laws and Regulations.   For commercial development
projects such as the Company's current project, if such project is less than $100 million and if such project is located in a provincial capital or in an city designated by the central government as a Special Economic Zone, then the
project does not require central or provincial government approval.   The Joint
Venture does not require central or provincial government approval.   Chengdu is
the capital city of Sichuan Province.  The total project cost is less than $100
million.   As a result, the current project and the registration of the Joint
Venture do not require the approval of the central and the provincial government. However, the City of Chengdu must approve the project and the joint venture company must be registered with the City of Chengdu.

The project has been approved by all the relevant departments of the City of
Chengdu.   The joint venture company will need to be registered and a business license issued prior to the commencement of the project. The Company shall proceed with the necessary licensing as soon as the final joint venture agreement has been signed and capital is available for the registration of the joint venture company.

Construction permits will be obtained once construction plans have been
submitted for approval.   Construction plans for the current project have not
yet been prepared and, as a result, no building permits have been issued.   The
current project does not infringe into any existing environmental laws and regulations either during construction or under normal business operations as it is a residential and commercial/retail project and not an industrial project. During the foundation piling stage, work may be limited to a certain window time to control the noise level during piling.

Seasonal Nature of Business Activities.   The Company's business activities
are not seasonal.

Future Financing. If insufficient funds are raised in this Offering, the Company
will attempt to obtain additional funds from other sources.   To this end, the
Company has approached a private offshore entity which is willing to lend against a first charge on the project provided the Company also puts up an equal amount of capital for the project. This entity will match finance to whatever amount the Company puts aside for the project, a minimum to be $1,250,000.

The Company has also approached an European entity for a private loan of the
entire amount necessary.   The Company is currently preparing the necessary loan
application together with business plans and relevant Company information and documents.

The Company has also had meetings with a local contractor situated in Kamloops, British Columbia, Canada who has indicated interest in funding and participating in the construction of the joint venture project.

However, none of these companies is willing to provide written commitment
prior to the Company achieving the minimum funds requirements.   There is a
risk that the Company cannot even raise the $1,250,000 required.   And even
if the requirement is achieved, there are no assurances that such match financing would still be available by that time.

After the completion of this Offering, the Company shall modify its investment strategy to reflect the financial situation then prevailing. If sufficient funds were raised to start one residential tower, the Company will remain focused in developing the real estate project in Chengdu. If insufficient funds were raised for the real estate development project, the Company will, depending on the funds raised, engage in either one or more
smaller joint ventures yet to be determined, if any.   If the receipt of
funds is less than $1,000,000, the Company could pursue an equity partnership with companies to go into joint venture projects.


                       	PROPOSED ACTIVITIES

General Background.   As a provincial capital, Chengdu is the political,
economic and cultural center of Sichuan Province.   In 1990, the city was
given provincial-level economic powers.    In 1992, the Central
Government of China granted "open coastal cities" status  to the City of
Chengdu, Sichuan Province, in the People's Republic of China.    This
status allows the city to invite foreign participation in joint ventures with local government agencies, to grant special tax incentives, to allow an agreed percentage of the products to be marketed domestically and to guarantee joint venture rights and privileges such tax incentives on profits
applied and imported plants and equipment at no tax or at a discount.   In
March, 1994, the central government commissioned Chengdu to be a pilot city to test out the impact of total reform in the areas of finance, taxes, wages, habitation, Medicare, education, technology, administrative structures, stocks and shares, contracting, land use rights and transfers, pawning and auctioning, etc., and has dedicated Chengdu as a middle-class well-to-do model city by the year 2,000.

With a population of 130 million and land area of 570,000 square kilometers, Sichuan province accounts for approximately 9.4% of China's population and 5.9% of its total land area, ranking first and fifth
respectively among all provinces.   Lying in the upper reaches of the
Yangtze River, Sichuan Province will benefit from the Three Gorges dam project, which is projected to increase China's electricity by 84 billion KWH per year.

At present, four major railways link Sichuan with other provinces.   This
inadequacy in rail transport constitutes a major constraint in Sichuan
province's economic development.   To increase rail transport capacity,
several projects have started.   Of these, three new railways will link
Chengdu to other cities in the province.   At the end of 1992, Sichuan's
road network totaled about 10,000 km, of which just over 100 km was first
grade highways.   A World Bank loan is being used to finance the
construction of a 340 km highway between Chengdu and Chongqing, the
other major city in the province.   When completed, these two cities will be
less than four hours apart.

The total mileage of air freight increased by 33% to 80 million km.   In
1992, plans to improve air links included expansion of Chengdu's airport
and construction or renovation of airports in most localities.   Chengdu's
international airport is one of the busiest in the country with as many as six
flights daily to Beijing and Guangzhou.   Direct flights to Hong Kong,
Singapore, Bangkok and Hiroshima are available.   Sichuan Province's
access to sea is via Shanghai, Hong Kong and Beihai, China's major sea ports.

In recent years, communication facilities have improved rapidly in Sichuan
province.   By the end of 1992, more than 378,400 telephone lines have been installed, direct dialing to major Chinese cities, Hong Kong and
overseas countries are available in Chengdu and Chongqing.   In Chengdu
alone, there are an estimated 80,000 registered users of pages and cellular phones.

With its many scenic spots and significant historic areas and local cuisine,
Chengdu is a popular tourist destination.   In 1992, overseas tourist arrivals
topped 300,000.   By 1994, this figure has almost doubled to 500,000.
The city is the starting point for traveling to Juizhaigou and Emei mountain. Because of its central location and the availability, though inadequate, rail and air links, the city is also a major stopover for tourists for Tibet, Xian
and other tourist attractions in the Sichuan Province.   This inadequacy of
the current transportation system will improve as the number of railways and highways that are currently under construction are put into the existing network.

Benefits permitted by the central government as listed in the foreign-China
joint venture rules and regulations are in general terms   Details of benefits
could be precisely stipulated in the joint venture contract.   Examples of
benefits achieved could be (I) no development charges for water, sewer, roadwork and electricity connections; (ii) required water, electricity, raw material, freight and communication facilities, etc., charged similar to local developers and given top priority; (iii) concession on property taxes such as free for four years or at a reduced rate, etc.; (iv) exemption from revenue taxes for three years beginning from the first profit year. Thereafter fifty
(50) percent on revenue taxes for the next two years; (v) if the investor utilizes his profits to re-invest into projects involving export products, hi-tech industries, etc., the government will refund the remitted taxes to the
investor in full.   Other similar benefits may be negotiated between the joint venture partners under the guidelines of the joint venture rules and regulations.

There may be political upheaval with the death of China's paramount leader
Deng Shiao Ping.   There can be no assurance that his successor will
continue supporting the current policies regarding economic and political
reforms.   The political reforms have allowed limited democracy within the
communism.   Minor degree of political discussions and criticism are
tolerated.   More freedom of speech is allowed to the general public in
respect to civil matters.   Serious criticism of the Communist Party and its
national or international politics openly is not welcome and individuals
doing so may be detained for questioning.   There are no opposition parties
and nationalism is still emphasized.   However, provincial public servants
(including the provincial premier, ministers of different ministries down to
department heads) are not openly recruited based on qualifications.   The
maximum term of these offices is now 7 years.   Formerly, these positions
were appointed with no time limit as to the terms of office.   Also, more
power has been passed down to lower levels of government in respect to operating state-owned businesses and in approving civic projects.
Formerly, projects over US$2 million required central government approval and now only projects over US$10 million require such approval.

The economic reforms have allowed freedom of enterprise to individuals and corporations except in areas deemed by the government as detrimental
to the country's security and economic stability.   There are now many
businesses in all sectors of the industries owned and operated by private individuals and corporations at a more profitable level than those previously
operated by the State.   Many government owned and operated businesses
have been sold to private corporations in the form of negotiations or in
auctions.   Some are contracted out to individuals to run for a fixed annual
income.   Any profit earned from the operations in excess of the fixed annual income and operating expenses belongs to the individuals operating
the business.   Before 1990, the State regulated and rigidly controlled the
domestic market prices of consumer goods.   After 1990, the government
has allowed a free domestic market where prices are self-regulating and
adjust in accordance with prevailing market conditions.   Goods and
merchandise may be freely exported or imported, except for items deemed
by the government to be strategic.     The government is currently working
on having its own currency (Reminbi) link up with the United States
Dollars.   This would prevent large fluctuations and depreciation of the
Reminbi.    At the present, the currency floats free as to its exchange rate where previously, the government controlled the exchange rate in the
international market.     The entire country is now opened to foreign
investments.   Different localities will have different tax incentives to the
foreign investors.   In the last three years, a few stock exchanges have been
established and successfully operated.   These are currently exchanges in
Shenzen, Shanghai and Beijing.   Other major cities are contemplating
setting up similar exchanges.   The State has relaxed its control on real estate
developments.   Mortgages have been introduced into the country.   As
reported in Chinese newspapers in Hong Kong and North America in the advertisements for Chinese residential condominium projects in Hong
Kong, Hong Kong and Shanghai Bank have mortgage financing of up to
70% of the value, while local banks in Shenzhen have allowed financing of
up to 75% of the value.   According to daily news reports emanating from
China, Hong Kong and local television and radio stations as well as periodic articles from Chinese language newspapers attainable locally, most developers now arrange mortgage financing for purchasers buying either
residential properties or buying retail/commercial properties.   East Asian
Bank has allowed mortgages for the secondary real estate market.   While
most infra-structures owned by the government are 100% financed by the State, larger infra-structure projects, such as subway systems in major cities such as Guangzhou, Shanghai and Beijing; highway networks connecting developing cities, airports and power plants, are now financed by issuing government bonds and debentures or through underwritten public offerings.

The Central Government, the Provincial Government and the City
Government have announced through the local news media that it supported the Chengdu project as a necessary contribution to the modernization of Chengdu. Although it is doubtful that any political changes will affect the Chengdu project to any great extent due to the fact that development is a necessary contribution to the modernization of the Chengdu that the Central Government has supported, there can be no assurance that political upheaval
will not occur and negatively effect the project.   Although China's
governing central committee has repeatedly stated through its official government and local newspapers communications as well as through its Hong Kong and Macaus Affairs office in Hong Kong that current policies will not be changed, there can be no assurance that political uncertainty will not materially impact the operations of the Company.

Proposed Business Activities.   The Company, through its trustee
company, Central Ocean International, Ltd of Hong Kong, has entered into an interim joint venture agreement with a government owned development company, Estate Exploitation Corporation, Jinniu District of Chengdu, to develop a site in the City of Chengdu, China upon which it intends to build a commercial/residential/hotel complex to be known as the "Royal Plaza", on a 6.6 acre parcel in the heart of Chengdu.

In China, there are three agreements which must be entered into before actual commencement of any venture, the letter of intent, the interim joint
venture agreement and the final joint venture agreement.   Due to the costs
already expended by the Joint Venture Partner and the fact that the Joint Venture Partner entered into the letter of intent and then the interim joint venture agreement, the Company is of the opinion that there is limited risks, if any, posed by the fact that the final joint venture agreement has not yet been entered into. However, there can be no assurance that the Joint
Venture Partner will enter into the final joint venture agreement.     There
will be some expenses in signing the final joint venture agreement.   These
costs would include travel expenses and costs relating to arrangements of the signing ceremony and the ceremonial banquet that customarily follows
such formal signing.    The Company intends to go to Chengdu to enter into
the final joint venture agreement upon the effective date of this registration statement.

The interim joint venture agreement states that certain amounts were to be
deposited into the project by the parties within a limited time frame.   To
date, the amounts stipulated in the interim joint venture agreement were not deposited by the joint venture parties. The Company was verbally informed by the Joint Venture Partner that it had contacted the Hong Kong based
Linjin Syndication (previously a party to the interim joint venture agreement) and that Linjin is considered as voluntarily withdrawn from the joint venture due to its inability to make any deposits or to communicate
with the Joint Venture Partner.   The Company has been in continuous
communication with the Joint Venture Partner regarding the status of this
registration statement.   The Joint Venture Partner has verbally agreed that
the fact the Company was not able to deposit the required funds into the joint venture within the required time period will not affect the validity of the interim joint venture agreement or the Company's relationship with the Joint Venture Partner.

The Company shall receive a 80% distribution of all profits in the joint
venture.   The Royal Plaza shall consist of one 3- story hotel tower, one 30 story office tower, one 28 story service apartment, two 28 story residential towers, one 15 story multi-functional tower, four levels of shopping arcade
and two levels of basement parking.   This is the largest real estate
development project in the 2300 year history of the City of Chengdu totaling
175,000 square meters of floor area.   The joint venture will sell the two 28
story residential towers, the 28 story service apartment tower, the 15 story multi-functional tower (three stories of the 15 story multi-functional tower must be given to the government as compensation for expropriating the government building when assembling the site) and ten stories of the 30
story officer tower to pay off the initial investment for the project.   The
remaining buildings, the four level shopping arcade, 20 stories of the office tower and the 30 story hotel tower shall remain as the joint venture
holdings.   The joint venture will also hold the "right of use" to the 6.6
acres of land for a period of 70 years.   All land in China is state-owned.   An
entity can acquire only the "right of use" for a period of time.   The price for
the land is derived from the length of this "right of use".

The Chinese Government has approved and appropriated the said land for
the use of this Joint Venture Partner and the development project.   The
Joint Venture Partner is required to find a foreign partner to develop this project. The project is located in the downtown core of the City of
Chengdu.   Land of approximately 6.6 acres has been appropriated, its resident shave been relocated and rehoused in new buildings constructed by the Joint Venture Partner and each relocated resident has been paid the required amount of appropriation fees amounting to US$4,000 each,
aggregating over US$7 million.   The Company is not required to contribute
to the relocation cost.   The project has been exposed and advertised
throughout the country.   The project must go ahead to save credibility for
all the government officials involved such as the provincial premier, the city mayors, various representatives of the central government and the Joint
Venture Partner.   With so many people involved and so much money spent
on this project, particularly the Joint Venture Partner, it is not likely that
the original parties involved will now cease to support the project.   Due to
over-lending and the default of several unsecured loans, on August 14,
1994, the general manager of the central banks ordered a halt to all lending and recalled all of its outstanding loans and future lending from state banks
of any kind was restricted.   This current economic restraint by the central
banks require a foreign investor in most projects, except infra-structure projects where funds are allocated by the central government, since central banks have discontinued extending loans to real estate projects. Mortgage
financing is not available through state banks of China.   The mortgage
financing offered to purchasers are being arranged by foreign developers and foreign banks outside of China.

The People's Bank of China establishes the exchange rate at which local currency can be exchange into foreign currencies and not market forces could have a negative effect on the ability of the Company to import or export capital and remit dividends.

If the Chinese Government withdraws support from the Joint Venture Partner, i.e., reclaims the land and re-assigns it to another Chinese joint venture
partner, this new partner must likewise seek a foreign partner.   Management of
the Company is of the opinion that it would be the most logical choice due to its knowledge of the project, its relationship with the Joint Venture Partner over the last four years, the time it would take to locate another suitable
joint venture partner and renegotiate another joint venture agreement.   There
can be no assurance, however, that the Company would, in fact, be chosen.

The estimated cost of the project as of mid 1995 is $52,000,000.   The
Company is required to deposit US$6,000,000 into the joint venture.    The
Company intends to obtain the necessary funds through the sale of its securities, both publicly and privately, private loans, contractor
loans/subsidies and mortgages on the project.   The Company has no
commitments for any funds and there can be no assurance that it will obtain the necessary funding.

The Company, through the joint venture, intends to pre-sell the two residential and one service apartment tower to a minimum of 80% prior to
the actual construction of these towers.   Mortgage funding of up to 60% of
the retail cost of the units will be available  through the Company's
arrangements with financing banks.   The apartment owners will be required
to make a deposit of the remaining 40% of the retail costs.    Currently, the
Company has had preliminary dialogues with banking institutes located in
Hong Kong and Singapore.   One of the banks, Far East Bank, has
expressed interest in providing the necessary mortgage financing to
prospective apartment buyers.   However, no written commitment will be
issued from the Far East Bank prior to the Company obtaining sufficient funds to start on the construction of that part of the project which requires
such mortgage financing.   There is no guarantee that the Far East Bank will
continue to show interest in providing the proposed mortgage financing.

In a densely populated city like Chengdu, the average two-bedroom apartment unit will be approximately 570 square feet while a three bedroom
unit will be approximately 670 square feet.   The former will have 3 to 4
working adults and the latter will most likely house 4 working adults and 1
or 2 children.   The market price for the two bedroom will be approximately
US$31,000 and the three bedroom with be US$36,000.   There will also be
larger units to cater to the more affluent entrepreneur.   There are many of
this type of people in cities "opened" for foreign investments.   For these
people, income of several thousands a month is not uncommon.   For the
average working family, with 4 working adults, their combined income is approximately US$700 per month. Additionally, an average worker
receives about $200 per year bonus.    With a 60% mortgage of
US$21,600, the monthly debt service charge is about US$110.   If the
principal were to be repaid in five years, the total monthly debt will be
approximately US$470.    A family in China pays about US$6.00 per
month in rent, $100 a month for food and miscellaneous expenses. It also receives free medicare and subsidies in food and traveling. Savings are
encouraged in China.   After payment of all related living expenses, the
average worker has over $550 per month or $6,840 per year for savings.
As the family income increases every year and together with their annual bonuses (which depends on the annual profit of the companies worked for) the average working family should not have difficulty serving this debt.
The 40% downpayment for the units will be approximately US$14,400.

Chengdu has the highest Gross Domestic Products ("GDP") in the
Province.   Its GDP is 50% higher than the neighboring city of Chongqing which has a population of over 17 million. Since Chengdu acquired "open city" status from the Central Government, the GDP has increased significantly. The skilled labor and educated workers in most interior cities now earn approximately US$180-250 per month.

The office tower and shopping arcade are to be leased and managed by professional management teams under strict control by the joint venture
partners.   The hotel tower shall also be managed by internationally
recognized names such as Hilton, Sheraton, Hyatt, Four Seasons, etc.   To
date, no agreements have been reached with any of these entities and there can be no assurance that such agreements will ever be obtained. The joint
venture also intends to develop a casino.   The casino, with entry by means
of passports, has been proposed to relevant government officials and met with wide support. Similarly, the Company has approached several casino operators who are interested in financing the casino operation for a portion
of the profits.   Currently, there are no 5-star luxury hotels or casinos in the city of Chengdu and there are no known proposals to build any such facilities in the city of Chengdu.

Marketing Plan.   Currently there is a similar project (residential and
shops only) with approximately 560 dwelling units underway at a location
20 miles west of the city.   The developer, Toyan Group (Chengdu) Real
Estate Development Co. Ltd. from Hong Kong ("Toyan"), introduced 60%
mortgage financing for those purchasers who needed it.   The project was
marketed through newspaper advertising three days before the actual public
sale.   Limiting the public offer between July 20, 1994 to July 28, 1994, a total of 9 days, 95% of the 560 units were pre-sold.

Similar to Toyan, mortgage financing will be provided to allow the purchaser, after the down payment, to make subsequent payments regularly
over a five year period.   The Company has received preliminary approval
from Far East Bank located in Hong Kong and China.    However, no
written commitment will be issued from the Far East Bank prior to the Company obtaining sufficient funds to start on the construction of that part
of the project which requires such mortgage financing.   There is no
guarantee that the Far East Bank will continue to show interest in providing the proposed mortgage financing.

The Company will utilize similar marketing techniques employed by the
Toyan Group to sell its dwelling units. The joint venture will also pre-sell the units on a limited time basis and will require a 20% down payment with another 20% due within twelve months after a purchase agreement has been entered into. Additionally, however, the Company intends to extend the marketing endeavor to include cities such as Hong Kong, Singapore, Kuala Lumpur, Jarkata, Manila, London England, Vancouver Canada or other major cities where a large Chinese population and a large China trade
business exist.   The extent of such marketing will be dependent on how
easily the units sell and the success of obtaining the necessary marketing and development funds.

Model units will be set up at the site prior to the public offering of the
units.   There will be four suite types ranging from two bedrooms to four bedrooms and areas from approximately 58 to 125 square meters.

The remainder of the complex, namely, the 30 story hotel tower, the 20 stories of the office tower and the four levels of retail space are to be leased and maintained for cashflow purposes.

Time Schedule.   The following is the preliminary time table of when the
Company believes the various parts of the Chengdu complex will be completed and when the Company intends to begin leasing space in its
office tower and retail space.   Year 0 commences after financing for the
entire development is obtained and design drawings and permits are
completed and issued.   Pre-selling and pre-renting of the units will not
begin until financing is in place. All of the following is contingent upon the Company's ability to obtain the necessary financing.

                         Year 0     Year 1    Year 2    Year 3    Year 4    Year 5
Hotel Construction        -----------------------------
   Recruiting Operator             ----------
   Design, Decor,
     Outfitting                    --------------------
   Install Support
     Facilities                    --------------------
   Finishing/Landscaping                        ----------
   Test Run                                       ----------
   Grand Opening                                        -------
   Continuous Business                                  ----------------------------

Office Tower Construction
                                   --------------------
  Sale/Rental of strata units      ----------------------------
  Installation/Finishing                    -----------
  Grand Opening                                         -------
  Continuous Business                                   ----------------------------

Residential Tower
  Construction                     --------------------
  Rental/Sale
   of strata units        -----------------------------
  Finishing/Landscaping                     -----------

Retail/Commercial
  Construction.           -------------------------------
  Retail/Sale
   of strata units        ------------------------------------
  Finishing/Protection
    during Construction                     --------------------------
  Prepare for Business                                  ----------------------------

If US$6,000,000 is raised, either one residential tower or
the retail/commercial complex may commence activities in Year 0, the
former, proceeding to pre-sell and the latter proceeding to construction.   If
only the minimum amount ($6,000,000) is raised, it is not probable that the Company will start pre-selling the residential tower right away as this
portion of the project will tie up the least amount of capital.   However, the
decision will be dependent on the residential market conditions then prevailing. If, at that time, there is a higher demand for retail/commercial facilities than residential units, the joint venture partners may then decide to
start on the retail/commercial portion first.    The $6,000,000 includes
$1,000,000 to $1,500,000 to be raised in this offering.

All of the above information was extracted from statistics issued by the Administration Department of the People's Government of the City of Chengdu, various newspaper articles from "Wenhui Pao" of Hong Kong and "Chengdu Evening Post" of the City of Chengdu and the "Market
Report on Sichuan Province" by The Hong Kong Trade Development
Council, August, 1993, pp. 1-28.

           	MANAGEMENT'S DISCUSSION	OF FINANCIAL CONDITION
                      AND	RESULTS OF OPERATIONS

Trends and Uncertainties.   There can be no assurance that this
Offering will be successful and the Company can finance, with its joint venture partner, the Royal Plaza project. The Company will attempt to reduce the major variables of interest rates and operating expense. However, as the Company has little or no control as to the demand for its products and services, inflation, governmental intervention and changing prices could have a material effect on the future profitability of the Company.

Capital Resources and Source of Liquidity.   To date, the Company
has not yet commenced operations.   The Company shall be dependent upon
the proceeds of this offering, future private equity offerings and debt financing to fund its proposed joint venture project and begin to receive
revenues.   Short term liquidity has been achieved through the capital contributions of the current officers and directors.

On a long term basis, liquidity is dependent on revenues from operations
and additional infusions of capital and debt financing.   The Company
believes that additional capital and debt financing in the short term will allow the Company to move forward with its joint venture and thereafter result in revenue and greater liquidity in the long term. However, there can be no assurance that the Company will be able to obtain additional equity or debt financing in the future, if at all.

Plan of Operations. If the Company is unable to obtain financing of the $52 million for the project or alternatively $6 million for a portion of the project, it will have to temporarily down-size the Company's operation and investment objectives to reflect the current funds available. Project traveling and field expenses will be reduced to the bare minimum. Office upgrading will not be carried out, contingency funds will be minimal, if available at all. The number of staff will be cut down and the directors will have to contribute more
free time to the Company.   The Company's direction of initially investing into
real estate development may have to be changed to investing into facilities to produce construction materials for the real estate and construction industries
or other industries.   The re-entry into real estate development will be
postponed until such time that the Company has acquired sufficient financing for
such activities.   It is unlikely that the original Interim Joint Venture
Agreement with Chengdu will remain valid unless the Company negotiates new terms and conditions with the Chinese joint venture partner.

The Company intends to continue fundraising efforts
through the sale of its securities, both publicly and privately, private loans,
contractor loans/subsidies and mortgages on the project.   The Company
shall approach private lenders for loans based on the merit of the project. Said loans shall be repaid through equity funding and/or future revenues, if any. The Company shall also approach various venture capitalists or large construction firms to be equity partners. The Company shall also attempt to raise funds through pre-sales of its units and construction mortgages. The Company has no commitments for any funds and there can be no assurance that it will obtain the necessary funding.

After the completion of this Offering, the Company shall modify its investment strategy to reflect the financial situation then prevailing. If sufficient funds were raised to start one residential tower, the Company will remain focused in developing the real estate project in Chengdu. If insufficient funds were raised for the real estate development project, the Company will, depending on the funds raised, engage in either one or more
smaller joint ventures mentioned above.   If the receipt of funds is less
than $1,000,000, the Company could pursue an equity partnership with companies to go into joint venture projects.

The Company has approached the following entities for joint venture partnerships involving investments from $500,000 to $2,000,000 range:
	1.	Jinsha City Special Optics Factory in Hubei Province in
China, investment of $2,000,000 for 60%.
	2.	Shashi Special Fibre Company in Hubei Province in China
(Manufactures cigarette filters), investment of $3 million for 60%.
	3.	Full Comforts, Ltd. of Hong Kong, (Living Water
Technologies in environmental and energy conservation industry), investment of $2 million for 60%.
	4.	Bio-Therapeutics Computers, Ltd. of Hong Kong (health and
beauty, cosmetics industry), investment of $500,000 for 60%.
	5.	Hy Potential Technologies of Vancouver (high-tech metal
recovery from ores in mining industry), investment of $1,000,000 for 80% of marketing rights for China.
	6.	Modco Specialty Coatings, Ltd. of Vancouver (construction
specialty coatings), investment of $500,000 for 50% of China joint venture.

	7.	Great Union Industries, Ltd. in Shenzhen, China for
construction normal coatings.   Investment of $300,000 for 25% of China joint
ventures.
	8.	Iotron Industries, inc. of Vancouver (high-tech
sterilization processing using newest Atomic Energy Canada equipment to process food, medical equipment, precious gems, etc.), investment of $2,000,000 for 40% of consortium for joint venture in Asia.
	9.	Potential joint ventures in Singapore, Malaysia, Indonesia
and Philippines.

The above companies have indicated a willingness to enter into joint venture contracts with the Company. However, the Company has postponed its decisions pending the outcome of the Offering.

If the Company is unable to raise the funding within the offering period, the Company shall notify the joint venture partner that the Company is unable to
proceed.    The Joint Venture Agreement does not specifically specify the expiration date of the Joint Venture partnership, nor does it stipulate any penalties for late injection of funds into the joint venture account.
If the Company is unable to raise the funding within the offering period, the Company shall notify the joint venture partner that the Company is unable to proceed.


The Company shall conduct seminars on the Company's project to increase awareness. The Company shall search for and recruit individuals to join the management team of the Company and its Board of Directors to upgrade the Company's public perception of the Company's credibility.

The Company shall travel to the project site to obtain up-to-date status of current economic and political information and then revise as necessary the
Company's plan of operation to reflect the changes.   Consequently, the
priority of various parts of the project may change.   One building may need
to be built first while others may need to be re-scheduled for a later date to compromise for local conditions prevailing at that time.

The Company shall establish a firm commitment with the joint venture partner prior to commencement of construction of the project, taking into account thorough research with current data. The Company shall then update and finalize all terms and conditions of the Interim and Final Joint venture Agreement.

The Company anticipates that the proceeds of the offering will be sufficient to cover the expenses described above as well as general and administrative expenses for a twelve month period.

Results of Operations.   The Company has not yet commenced operations.   The
expenditures for the research and development which resulted in the choice of the property and project in Chengdu, China were paid for by current
shareholders of the Company.   These cash transactions have been recorded by
the Company and the current shareholders were issued Common Shares at the average price of $.10 per Common Shares.


                             	MANAGEMENT

Officers and Directors.  Pursuant to the Bylaws, each Director shall serve until the annual meeting of the stockholders, or until his successor is
elected and qualified.   It is the intent of the Company to support the election
of a majority of "outside" directors at such meeting. The Company's basic philosophy mandates the inclusion of directors who will be representative of management, employees and the minority shareholders of the Company.
Directors may only be removed for "cause". The term of office of each officer of the Company is at the pleasure of the Company's Board.

The principal executive officers and directors of the Company are as follows:

Name	                           Position	                 Term(s) of Office
Alan Kwong, age 35	         President                 	From Inception
                                	Director	                    to present

Ken Wong, age 40 	             Vice-President	         From Inception
                                	Director	                    to present

Robin Young, age 55 	        Secretary/Treasurer	      From Inception
                                	Director	                    to present

Jap Chong Young, age 86 	        Director	             From March 25, 1995
                                                           	  to present

Family Relationships.   There are no family relationships between any
director or executive officer or person nominated or chosen by the Company to become a director or executive officer.

Business Experience.   The following is a brief account of the business
experience during at least the past five years of the directors and executive officers, indicating their principal occupations and employment during that period, and the names and principal businesses of the organizations in which such occupations and employment were carried out.

Alan Kwong.  Mr. Kwong is currently President and a Director of the
Company.   He received a Bachelor of Arts degree in fine arts from the State
University of New York in 1985. He studied advertising design at the Fashion Institute of Technology in New York and also received a master's degree in computer graphics from the New York Institute of Technology in
1987.     Mr. Kwong is currently a 60% owner of Central Ocean
International, Ltd. which is acting as the trustee company.   From May 1985
to October 1987, Mr. Kwong was Operation Manager for AM-CALL
COMMUNICATIONS.   From October 1987 to December 1994, Mr.

Kwong was the President of PACIFIC STAR INT'L INC. which engaged
in project research and development.   Mr. Kwong has also been involved
in various China trades in the form of imports and exports.

Ken Wong.   Mr. Wong is currently Vice President and a Director of the
Company.   He received a degree in architecture from the University of
British Columbia in 1984, a B.I.D. degree in interior design from the
University of Manitoba in 1979.   Mr. Wong is an associate member of
Ontario Association of Architects and is a registered member of the Association of Registered Interior Designers of Ontario and Interior
Designers of Canada.   Mr. Wong has over Fifteen (15) years of
architectural design and building construction.  Mr. Wong has been a
principal of Insite Architects, Inc. since 1985.   Mr. Wong is also a
cofounder of Landtek Properties, Inc., a land development company in Vancouver BC which was incorporated in 1990.

Robin Young.   Mr. Young is currently the Secretary/Treasurer and a
Director of the Company.   He received a B.A.Sc. degree in Civil
Engineering from the University of British Columbia in 1963.   He
conducted his post graduate studies at Concordia University and received a
Master's Degree in Civil and Structural Engineering in 1970.   Mr. Young
has taken various advancement studies in subject matters such as business management, negotiation skills, computers, China trades, import and
export, etc.   Mr. Young is a member of the Association of Professional
Engineers and Geologists of British Columbia, the American Society of Civil Engineers, the Canadian Society of Civil Engineers and the
Engineering Institute of Canada.   Since 1975, Mr. Young has been a
principal of Young Engineering Corporation.   He was the Principal of
Coreng Construction Ltd. from 1976 to 1990 and co-founder and managing director of Landtek Properties, Inc. from 1994 to present.

Jap Chong Young.   Mr. Young is currently a Director of the Company.
Mr. Young retired in August, 1987.   From 1949 to 1987, Mr. Young
managed and owned a retail produce business, Young Produce, in
Vancouver, British Columbia.   Prior to that, from 1939 to 1949, Mr.
Young worked in the import and export business.

Identification of Certain Significant Employees.   The Company does not
employ any other persons who make or are expected to make significant contributions to the business of the Company.

Directorships.   Mr. Ken Wong is a director of Affiance, Inc., a public
company which is subject to the requirements of Section 15(d) of the
Securities Act of 1933.   No other director or nominee holds a directorship
in any other company with a class of securities registered pursuant to
Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940. There are no nominees for director at this time.

Remuneration.   Since inception and as of the date of filing this report, no
compensation has been paid.   Compensation arrangements or plans to
compensate for services in the past or future shall be determined by the Board of Directors at a later date.

Compensation Pursuant to Plans.   The Company has no plan pursuant to
which cash or non-cash compensation was paid or distributed during the last fiscal year, Compensation to be paid or distributed in the future, to the individuals and group described above in this Item shall be determined by the Board of Directors at a later date when it deems necessary.

Compensation of Directors.   Directors of the Company who are not
employees of the Company may receive a fee of $25 per meeting for their attendance at meetings of the Company's Board of Directors, and are entitled to reimbursement for reasonable travel expenses.
Termination of Employment and Change of Control Arrangement.   Except
as noted in the next paragraph, the Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any individual named above for the latest or the next preceding fiscal year, if such plan or arrangement results or will result from the resignation, retirement or any other termination of such individual's employment with the Company, or from a change in control of the Company or a change in the individual's responsibilities following a change in control.

                      	CERTAIN TRANSACTIONS

Related Party Agreement.   On July 20, 1994, the Company, through its
trustee company, Central Ocean International, Ltd. (which holds all rights for the Company prior to the proper registration of the Company in British Columbia, Canada) has signed a foreign China interim joint venture agreement to develop a site in Chengdu, China upon which it intends to
build a commercial/residential/hotel complex.   Alan Kwong, the current
president of the Company is one of the principals of the Company controls the
Central Ocean International, Ltd.   Mr. Kwong owns 65% of the controlling shares
of Central Ocean International, Ltd. and is also its president.   To resolve any
possible conflict of interest, Mr. Kwong will relinquish his entire share ownership to the other shareholder once the final joint venture agreement is
signed between the Company and the Chinese counterpart.    The Company shall
enter into a final joint venture agreement.   The Company has entered into an
agreement with Central Ocean International, Ltd. which states that the Company's
name only shall be in the final joint venture agreement.   The Chinese
Government has been aware of this agreement.   Upon the effective date of this
registration statement, the Company intends to go to Chengdu to sign the final joint venture agreement. If the Company is unable to raise the funding within the offering period, the Company shall notify the joint venture partner that the Company is unable to proceed.

Changes in Control.   There are no arrangements, known to the Company,
including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company.

Sublease from Affiliate.   The Company currently subleases its premises
from an affiliate at a rate of $1,300 per month.   Management is of the
opinion that the terms of the sublease are as favorable as could be obtained by a nonaffiliate.

                       PRINCIPAL SHAREHOLDERS

There are currently 3,443,667 Common Shares outstanding. The following tabulates holdings of shares of the Company by each person who, subject to the above, at the date of this Memorandum, holds of record or is known by Management to own beneficially more than 5.0% of the Common Shares and, in addition, by all directors and officers of the Company individually and as a group.


                       Shareholdings at Date of
                            This Prospectus

                                                    Amount
Name and Address          Amount                      of
       of                   of                  Common Shares
Beneficial Owner      Common Shares              Owned After
                     Currently Owned  Percent     Offering      Percent
                                                              Minimum/Maximum
Alan Kwong
16793 NE 35th Street
Bellevue, WA	        605,417	     17.58%      544,875	  14.74%  10.01%

Ken Wong<F1>
6257 Yew Street
Vancouver, BC	       516,625	     15.00%	     464,962   12.59%   8.54%

Robin Young<F2>
757 Howard Avenue
Burnaby, BC	         546,625	     15.87%      491,962	  13.32%   9.04%

Jap Chong Young
21112 - 123rd Avenue
Maple Ridge, BC	    604,858	      17.56%	      544,372  14.74%   10.00%


All Directors & Officers
as a group (4)	   2,297,108<F3>   66.71%    2,046,171   55.4%    37.59%

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract,
arrangement, understanding, relationship or otherwise.   Unless otherwise
indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.

[FN]
<F1>Includes Landtek Properties, Inc. (76,417 common shares), and Ken
Wong (440,208 common shares), a cofounder of Landtek Properties, Inc., who together constitute a "group", as that term is defined in Section 13D of the Securities Exchange Act of 1934, as amended.

<F2>Includes Landtek Properties, Inc. (76,417 common shares), and Robin
Young (470,208 common shares), a cofounder of Landtek Properties, Inc., who together constitute a "group," as that term is defined in Section 13D of the Securities Exchange Act of 1934, as amended.

<F3>Includes all of the directors and officers solely owned common shares and the 76,417 common shares held by Landtek Properties, Inc.


          	SHARES ELIGIBLE FOR FUTURE SALE

The Company currently has 3,443,667 shares of Common Stock
outstanding.   Other securities may be issued, in the future, in private
transactions pursuant to an exemption from the Securities Act are "restricted securities" and may be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person who has held restricted securities for a period of two years may sell every three months in a brokerage transaction or with a market maker an amount equal to the greater of 1% of the Company's outstanding shares or the average weekly trading volume, if any, of the shares during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited: Nonaffiliates may each sell without limitation shares held for three years. The Company will make application for the listing of its Shares in the over-the-counter market. Sales under Rule 144 may, in the future, depress the price of the Company's Shares in the over-the-counter market, should a
market develop.   Prior to this offering there has been a limited public
market for the Common Stock of the Company.   The effect, if any, of a
public trading market or the availability of shares for sale at prevailing
market prices cannot be predicted.   Nevertheless, sales of substantial
amounts of shares in the public market could adversely effect prevailing market prices.

            MARKET FOR REGISTRANT'S COMMON EQUITY AND
                  RELATED	STOCKHOLDER MATTERS

Prior to this Offering, there has been no market for the Company's common
stock.   Upon successful completion of this offering, the Company intends to apply to have its common stock traded in the over-the-counter market and listed on the OTC Bulletin Board.

Holders.   The approximate number of holders of record of the Company's
 .10 par value common stock, as of March 31, 1997 was twenty-eight (28).
Dividends.   Holders of the Company's common stock are entitled to
receive such dividends as may be declared by its Board of Directors.

Broker-Dealer Sales of Company Securities.  Upon successful
application for the trading of its securities on the over-the-counter market and until the Company successfully obtains a listing on the NASDAQ quotation system, if ever, the Company's securities may be covered by Rule
15g-2 under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or
$300,000 jointly with their spouse).   For transactions covered by the rule,
the broker-dealer must make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's account for transactions in designated securities, the broker or dealer must (i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that transactions in designated securities are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in designated securities; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually
signed and dated copy of the written statement.   A designated security
means any equity security other than a security (i) registered, or approved for registration  upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1 (ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; (iii) that has a price of five dollars or more or . . . (iv) whose issuer has net tangible assets in excess of
$2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the
transaction with the person.    Consequently, the rule may affect the ability
of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this Offering to sell their shares in the secondary market.

                           	TERMS OF OFFERING

Plan of Distribution. The Company hereby offers a minimum of 250,000 Common Shares and up to 2,000,000 Common Shares at the purchase price of $2.00 per
Common Share.   The Common Shares are being offered on a "best efforts" basis by the Company (employees, officers and directors) and possibly selected broker-dealers. No sales commission will be paid for Common Shares sold by the Company.  Selected broker-dealers shall receive a sales commission of up to 10% for any Common Shares sold by them.  The Company reserves the
right to withdraw, cancel or reject an offer in whole or in part.   The
Common Shares offered hereby will not be sold to insiders, control persons, or affiliates of the Company.

Determination of Offering Price.   The offering price and other terms
of the Common Shares were arbitrarily determined by the Company after considering the total offering amount needed and the possible dilution to existing and new shareholders.

Offering Procedure.   This Offering will terminate on or before
June 30, 1998. In the Company's sole discretion, the offering of Common Shares may be extended for up to three Thirty day periods, but in no event later than September 30, 1998.

Subscription Procedure. The full amount of each subscription will be required to be paid with a check payable to the Company in the amount of the subscription. Such payments are to be remitted directly to the Company by the purchaser or by the soliciting broker/dealer before 12:00 noon, on the following business day, together with a list showing the names and addresses of the person subscribing for the offered Common Shares or copies of subscribers confirmations.


Escrow Account.   Proceeds of this Offering are to be deposited into an
escrow account with Jody M. Walker, Attorney At Law until the total of Five Hundred Thousand Dollars ($500,000) shall have been paid in by purchasers of
the securities offered hereby.   No one has guaranteed to purchase any of the
securities offered hereby, and therefore no assurance can be given that the
minimum offering amount will be realized from this offering.   All Common
Shares which have been subscribed for and whose subscription funds have cleared the banking system will be considered "sold" for purposes of determining if the minimum offering amount has been obtained prior to the termination of the offering period. Should less than the minimum offering amount be obtained prior to the termination of the offering, the entire amount paid in will be refunded in full to each purchaser without interest
thereon or deduction therefrom.   The costs of such refund will be borne by
the Corporation.


                        	DESCRIPTION OF SECURITIES

Qualification. The following statements constitute brief summaries of the Company's Certificate of Incorporation and Bylaws, as amended. Such summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the Certificate of Incorporation and Bylaws. The Company's articles of incorporation authorize it to issue up to
100,000,000 Common Shares, .10 par value.   The currently outstanding
3,443,667 Common Shares are fully paid and non-assessable.

Common Stock.   Holders of Common Shares of the Company are
entitled to cast one vote for each share held at all shareholders meetings for all purposes, excluding the election of directors (see "Cumulative Voting" below), and to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, each outstanding Common Share will be entitled to share equally in the assets of the Company legally available for distribution to shareholders after the payment of all debts and other liabilities. Common Shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering. All outstanding Common Shares are, and the shares offered hereby will be when issued, fully paid and non-assessable.

Cumulative Voting. The Common Shares have cumulative voting rights. Cumulative voting is a method that improves minority shareholders' chances of naming representatives to the board of directors. Each shareholder is entitled to vote none, a portion or all of its Common Shares for each director.

Dividends. There are no limitations or restrictions upon the rights of the Board of Directors to declare dividends out of any funds legally available therefor. The Company has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors initially may follow a policy of retaining earnings, if any, to finance the future growth of the Company. Accordingly, future dividends, if any, will depend upon, among other considerations, the Company's need for working capital and its financial conditions at the time.

Transfer Agent. Nevada Agency & Trust Company acts as its transfer agent for the securities of the Company.


                             	LEGAL MATTERS

The due issuance of the Common Shares offered hereby will be opined upon for the Company by Godinho, Sinclair in which opinion Counsel will rely on the validity of the Certificate of Incorporation issued by the Province of British Columbia and the representations by the management of the Company that appropriate action under Canadian law has been taken by the Company.


                           	LEGAL PROCEEDINGS

The Company is not involved in any legal proceedings as of the date of this Prospectus.


                                	EXPERTS

The audited financial statements included in this Prospectus have been so included in reliance on the report of Thomas J. Harris, Certified Public Accountants, on the authority of such firm as experts in auditing and accounting.



	                      INTERESTS OF NAMED
                               EXPERTS AND COUNSEL

None of the experts or counsel named in the Prospectus are affiliated with the Company.

                         Global Pacific Enterprises, Inc.
                          (A Development Stage Company)
                                 Balance Sheet
               For the Nine Months Ended March 31, 1997 and 1996
                                    Unaudited

                                      Assets
                                        1997                             1996
                                     ---------                        ----------
CURRENT ASSETS
   Cash on Hand                      $    -0-                         $    -0-
     TOTAL CURRENT ASSETS            $    -0-                         $    -0-

PROPERTY & EQUIPMENT:

     TOTAL FIXED ASSETS              $    -0-                         $    -0-

OTHER ASSETS

TOTAL ASSETS                         $    -0-                         $    -0-
                                    ==========                       ==========

                        LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Due to Shareholders              $    -0-                         $    -0-
         Loans Payable                    -0-                         $    -0-
                                    ----------                       ----------
   TOTAL LIABILITIES                 $    -0-                         $    -0-

Stockholder's Equity:
    Common Stock, $.10 par value;
    100,000,000 shares authorized and
    3,443,367 shares issued          $344,367                         $ 344,367
    Deficit accumulated during the
    development stage                (344,367)                         (344,367)
                                    ----------                       -----------
   TOTAL STOCKHOLDER'S EQUITY        $    -0-                         $    -0-
                                    ----------                       -----------
TOTAL LIABILITIES &
    STOCKHOLDER'S EQUITY             $    -0-                         $    -0-
                                    ==========                       ===========

It is the opinion of management that all necessary adjustments have been made to the interim statements so that they are not misleading.

Regulation S-X, article 10, rule 10-01 (a)(5) allows the Company to presume that the users of these financial statements have read the audited financial statements for October 31, 1996 and if no material changes have occurred since that date, footnote disclosures that would duplicate those at October 31, 1996 may be omitted.

                      GLOBAL PACIFIC ENTERPRISES, INC.
                       (A DEVELOPMENT STAGE COMPANY)

           Statement of Earnings (Deficit) and Retained Deficit
             For the Periods Ended March 31, 1997 and 1996
              and Accumulated during the development stage
                                 Unaudited

                                                                        Accumulated
                                                                         During the
                                                                        Development
                                      1997                  1996           Stage

REVENUE                             $  -0-                 $  -0-         $   -0-

EXPENSES:

Research and Development Costs      $  -0-                 $  -0-       $ 344,367
                                ----------             ----------      -----------
NET LOSS FOR THE PERIOD             $  -0-                 $  -0-       $(344,367)

Retained Deficit

Balance beginning of period    $ (344,367)              $ (344,367)    $      -0-
                               ----------              ----------      ----------

Balance end of period          $ (344,367)              $(344,367)     $(344,367)
                               ==========              ==========     ==========

It is the opinion of management that all necessary adjustments have been made to the interim statements so that they are not misleading.

Regulation S-X, article 10, rule 10-01 (a)(5) allows the Company to presume that the users of these financial statements have read the audited financial statements for October 31, 1996 and if no material changes have occurred since that date, footnote disclosures that would duplicate those at October 31, 1996 may be omitted.

                     GLOBAL PACIFIC ENTERPRISES, INC.
                      (A DEVELOPMENT STAGE COMPANY)

                     Statement of Stockholders' Equity

               For the Periods Ended March 31, 1997 and 1996
                And Accumulated during the development stage
                                  Unaudited


                                  Common Stock                               Deficit
                           -----------------                           Accumulated
                             Number                  Additional            during the
                           of Shares                  Paid-in              Development
                            Issued        Amount      Capital                 Stage
                         -----------    ----------   ---------             -----------
Totals  October 31, 1995     -0-        $    -0-                            $    -0-
                         ============================================================

Totals March 31, 1996        -0-        $    -0-                            $(344,367)
                         =============================================================

Totals October 31, 1996  3,444,367      $344,367                            $(344,367)
                         =============================================================

Totals March 31, 1997    3,444,367      $344,367                            $(344,367)
                         =============================================================

It is the opinion of management that all necessary adjustments have been made to the interim statements so that they are not misleading.

Regulation S-X, article 10, rule 10-01 (a)(5) allows the Company to presume that the users of these financial statements have read the audited financial statements for October 31, 1996 and if no material changes have occurred since that date, footnote disclosures that would duplicate those at October 31, 1996 may be omitted.

                    GLOBAL PACIFIC ENTERPRISES, INC.

                    (A Development Stage Company)
                       Statement of Cash Flows
            For the Periods Ended March 31, 1997 and 1996
              and Accumulated during the development stage
                                  Unaudited

                                                                   Accumulated
                                                                     During the
                                                                    Development
                                 1997                   1996             Stage
                             -------------         -------------     --------------
Operating Activities
   Net Income (Loss)         $        -0-           $        0         $ (344,367)

Cash Provided (used)
      by Operations          $        -0-           $        0        $ (344,367)
                            ----------------      ----------------   --------------

Investing Activities

Net Cash Provided (used)
 by Investing Activities     $        -0-          $        -0-        $      -0-

Financing Activities

Shareholder loans            $        -0-          $        -0-        $ 151,583
Loans payable                $        -0-                   -0-          192,784
                            ----------------      ----------------   --------------

Net Cash provided (used) by
  Financing Activities       $        -0-          $        -0-       $  344,367
                            ----------------      ----------------   --------------

Increase (Decrease)
  in Cash                    $        -0-          $        -0-       $       -0-

Cash Balance Beginning       $        -0-          $        -0-       $       -0-
                            ----------------      ---------------- ----------------

Cash Balance Ending          $        -0-          $        -0-       $       -0-
                            ================      ================  ===============

It is the opinion of management that all necessary adjustments have been made to the interim statements so that they are not misleading.

Regulation S-X, article 10, rule 10-01 (a)(5) allows the Company to presume that the users of these financial statements have read the audited financial statements for October 31, 1996 and if no material changes have occurred since that date, footnote disclosures that would duplicate those at October 31, 1996 may be omitted.

                                 INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
GLOBAL PACIFIC ENTERPRISES, INC.
(A DEVELOPMENT STAGE COMPANY)
Vancouver, BC Canada

We have audited the accompanying balance sheet of Global Pacific
Enterprises, Inc. (A Development Stage Company) as of October 31, 1996 and 1995 and the related statements of earnings (deficit) and retained deficit and cash flows for the period from inception November 24, 1994 to October 31, 1996 and
1995.   These financial statements are the responsibility of management.
Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing
standards.   Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free
of material misstatement.   An audit includes examining, on a test basis,
evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall
financial statement presentation.   We believe that our audit provides a
reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Pacific Enterprises, Inc., as of October 31, 1996 and 1995, and the results of its operations and cash flows for the periods then ended, in conformity with generally accepted accounting principles.


/s/  Thomas J. Harris

December 24, 1996
Seattle, Washington

                     Global Pacific Enterprises, Inc.
                      (A Development Stage Company)
                             Balance Sheet
                            October 31, 1996 and 1995
                                Assets

                                     1996                 1995
                                 -----------       --------------
CURRENT ASSETS
     Cash on Hand                    $   -0-           $    -0-
        TOTAL CURRENT ASSETS         $   -0-           $    -0-

PROPERTY & EQUIPMENT:

        TOTAL FIXED ASSETS           $   -0-           $    -0-

OTHER ASSETS

TOTAL ASSETS                         $   -0-           $    -0-
                                    ========           ========

                        LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  TOTAL CURRENT LIABILITIES          $   -0-           $   -0-
                                   ----------        ----------

        TOTAL LIABILITIES            $   -0-           $   -0-

Stockholder's Equity:
    Common Stock, $.10 par value;
    100,000,000 shares authorized and
    3,443,367 shares issued          $344,367        $344,367
    Deficit accumulated during the
       development stage             (344,367)       (344,367)
                                    ----------      ----------

    TOTAL STOCKHOLDER'S EQUITY       $   -0-          $    -0-
                                    ----------      ----------
TOTAL LIABILITIES &
       STOCKHOLDER'S EQUITY          $   -0-          $    -0-
                                    ==========      ==========

See accompanying notes and accountants' report

                    GLOBAL PACIFIC ENTERPRISES, INC.
                     (A DEVELOPMENT STAGE COMPANY)

          Statement of Earnings (Deficit) and Retained Deficit

    For the Period From Inception November 24, 1994 to October 31, 1996
            the Year ended October 31, 1996
               and Accumulated during the Development Stage

                                   October 31     October 31      Accumulated
                                     1996           1995            during the
                                                                   development
                                                                      stage
REVENUE                           $    -0-          $  -0-            $   -0-

EXPENSES:

Research and Development Costs    $    -0-       $ 344,367           $ 344,367
                                  -----------    -----------         -----------

NET LOSS FOR THE PERIOD           $(344,367)     $(344,367)          $(344,367)

Retained Deficit

Balance beginning of period       $    -0-        $     -0-           $    -0-
                                  -----------    -----------         -----------

        Balance end of period     $(344,367)     $(344,367)          $(344,367)
                                  ===========    ===========         ===========

See accompanying notes and accountants' report

                        GLOBAL PACIFIC ENTERPRISES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                      Statement of Stockholders' Equity

      For the Periods From Inception November 24, 1994 to  October 31, 1995
                  For the Year Ended October 31, 1996
              And Accumulated during the development stage

                              Common Stock                         Deficit
                           -------------------                   Accumulated
                                                                 Additional
                            Number                               during the
                            of Shares                   Paid-in  Development
                            Issued       Amount         Capital     Stage
                           ---------   ----------      --------- ------------
Shares issued at par
June, 1995 to
reimburse expenses         2,568,667   $256,867

Shares issued at par
June, 1995 to reimburse
expenses for special
consultants                  875,000   $ 87,500

Totals July 31, 1995         875,000   $ 87,500

Net Loss                                                          $(344,367)
                           -------------------------------------------------

Totals October 31, 1995    3,444,367   $344,367                   $(344,367)
                           ================================================

Totals October 31, 1996    3,444,367   $344,367                   $(344,367)
                           ================================================


                See accompanying notes and accountants' report

                     GLOBAL PACIFIC ENTERPRISES, INC.
                      (A Development Stage Company)
                         Statement of Cash Flows

     For the Period From Inception November 24, 1994 to October 1995
                  the Year ended October 31, 1996 and
                  Accumulated during the Development Stage

                                                                  Accumulated
                                                                   During the
                                                                  Development
                                     1996               1995           Stage
                                ------------       -------------   ------------
Operating Activities

      Net Income (Loss)            $  -0-           $     -0-        $     -0-

Cash Provided (used)
      by Operations                $  -0-           $     -0-        $     -0-
                                 ----------       ------------     -----------

Investing Activities

Net Cash Provided (used)
   by Investing Activities         $  -0-           $     -0-        $     -0-

Financing Activities


Net Cash provided (used)
   by Financing Activities         $  -0-           $     -0-        $    -0-
                                -----------       -----------      -----------

Increase (Decrease) in Cash        $  -0-           $     -0-        $    -0-

Cash Balance Beginning             $  -0-           $     -0-        $    -0-
                                -----------       -----------      -----------

Cash Balance Ending                $  -0-           $     -0-        $    -0-
                                ===========        ===========      ===========

                      See accompanying notes and accountants' report

                     GLOBAL PACIFIC ENTERPRISES, INC.
                      (A Development Stage Company)
                      Notes to Financial Statements

              For the Years Ended October 31, 1996 and 1995
                and Accumulated during the Development Stage
                               Unaudited

Note A - Summary of Significant Accounting Policies

BUSINESS ACTIVITY

GLOBAL PACIFIC ENTERPRISES, INC. was incorporated November
24, 1994 in the Province of British Columbia, Canada and has elected an
October 31, fiscal year end.   The Company, through its trustee company,
Central Ocean International Ltd. of Hong Kong has signed an interim foreign-China joint venture agreement to develop a site in Chengdu, China upon which it intends to build a commercial/residential/hotel complex. Most of the predevelopment has been done and the company is attempting to obtain financing in order to begin construction.

The company has expended approximately $345,000 US in the research and project development in the form of site and project selections which resulted
in the choice of the property and project in Chengdu, China.   This amount
has been expensed on these financial statements because until the financing for the project is completed there is little value in these expenditures.

Since it is anticipated that the costs expended above will either be capitalized or written off with no future benefit, no deferred tax asset has been computed per FAS #109.

The Company currently has no operations other than the continuing offering as explained in Note G.

NOTE B - RELATED PARTY TRANSACTIONS

The expenditures for the research and development which resulted in the choice of the property and project in Chengdu, China were paid for by
shareholders of the company.   These transactions have been recorded by
the company and the shareholders have been issued shares of common
stock, at a rate of $.10 per common share, its par value.   It was assumed
that the par value approximates fair value.   The amount expended for
research and development cost equals the amount expended by shareholders.


NOTE C - INCOME TAXES

The company may have unused net operating loss carry forwards to use in future years assuming it will have profitable operations in those years, if not
used these loss carry forwards will expire in 2009 and 2011.   No deferred
tax assets have been computed because the valuation allowance would eliminate the amount accrued.

NOTE D - RESEARCH AND DEVELOPMENT COSTS

The research and development costs consisted of the following:

Special Consultants                  $87,500
Advances*                            217,233
Travel                                34,478
Office                                 3,127
Auto                                   1,365
Promotion                                664
                                    ------------

Total                               $344,367
                                    ============

*Payments and costs advanced toward acquisition of the property.

Since acquisition of the property will not be probable until after financing is secured per SFAS 67 the costs have been expensed and not capitalized.
The Company intends to account for research and development costs in accordance with SFAS 67.

NOTE E - CASH TRANSACTIONS

Since none were actually paid by the company and were paid by the shareholders, there are no cash receipts or disbursements shown on these financial statements.

NOTE F - JOINT VENTURE

The Interim Joint Venture Agreement was signed between the Company's trustee company, Central Ocean International Ltd. of Hong Kong acting on the Company's behalf and the Chinese Party, Real Estate Exploitation
Corporation Jinniu District.   The terms are that the foreign party shall inject
80% of the registered capital and be responsible for raising the necessary funds for the development of the project all for 0% of the joint venture
shares.   The Chinese Party, which has spent $2,320,000 toward
appropriation costs, relocation costs, leasehold fees, design and soil explorations, development capital costs, advertising and promotion costs, shall retain 20% of the share of the joint venture company.

The Company, with consent of the Chinese counterpart, intends to commission an independent accounting firm to structure accounting policy
suitable for a joint venture project.   This firm shall remain on site until the
project is completed and the joint venture's proposed business is well on
track.   This firm shall also be responsible for training an able accounting team for the joint venture. The joint venture will be accounted for using the equity method.

Note G - COMMON STOCK REGISTRATION

The Company is currently in the process of registering shares of its common
stock with the U.S. Securities and Exchange Commission under Regulation SB.   It
is anticipated that current expenses, if any, will be included in expenses of the offering.

                             PART II
                INFORMATION NOT REQUIRED BY PROSPECTUS

Item 24.	Indemnification of Officers and Directors.

The By-Laws of the Corporation provides that a director of the registrant shall have no personal liability to the Registrant or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (c) pursuant to Canadian law for any transaction form which the director derived an improper personal benefit. Registrant's By-Laws exculpates and indemnifies the directors, officers, employees, and agents of the registrant from and against certain liabilities. Further the By-Laws also provides that the Registrant shall indemnify to the full extent permitted under Canadian law any director, officer employee or agent of Registrant who has served as a director, officer, employee or agent or the Registrant or, at the Registrant's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING THE CORPORATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES AND EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.

Item 25.	Other Expenses of Issuance and Distribution.

	Other expenses in connection with this offering which will be paid by Global Pacific Enterprises, Inc. (hereinafter in this Part II referred to as the "Corporation") are estimated to be substantially as follows:

                                                         	Amount
                                                         	Payable
Item	                                                  By Corporation
S.E.C. Registration Fees	                                $ 1,616.80
State Securities Laws (Blue Sky) Fees and Expenses	       3,500.00
Printing and Engraving Fees	                         7,500.00
Legal Fees	                                          15,000.00
Accounting Fees and Expenses	                         5,500.00
Transfer Agent's Fees	                                  1,500.00
Miscellaneous                                                5,816.20

     	                                                $  34,616.80


Item 26.	Recent Sales of Unregistered Securities.

Since inception, the Corporation has issued common shares at $.10 to the following individuals for cash (aggregating $344,367). These issuances were made in reliance on Section 4(2) by Registrant's management and no commissions or other remuneration was paid.

Name                            Date Issued     Total Number
                                   Issued        of Shares     Consideration
C.L. Ng                            5/13/94        76,000          $7,600
Kam Ping Lui                       5/13/94        12,000          $1,200
Brenda Kayi Kong                   5/13/94        40,000          $4,000
Alan Kwong                         8/13/93       605,417         $60,417
Mok Wah Keung                      12/2/94        30,000          $3,000
Tsang Hung Po                      12/2/94        30,000          $3,000
T.C. Lee                           12/2/94        30,000          $3,000
Paul Yu                            12/2/94        30,000          $3,000
Phillip Ee                         12/2/94        30,000          $3,000
Dr. Kay Ho                         12/2/94        60,000          $6,000
Violet Ho                          12/2/94        60,000          $6,000
Kong Beng Wong                     12/2/94        60,000          $6,000
Jap Chong Young                    5/13/94       604,858         $60,486
Weymann Cheng                      12/2/94        78,559          $7,856
David Darren Young                 6/19/94        50,000          $5,000
Landtek Properties, Inc.           12/2/94        76,417          $7,642
Margaret Wong                      12/2/94        60,000          $6,000
Sin Ming Chiu                      12/2/94        90,000          $9,000
Robin Y. Young                     8/13/93       546,625         $47,021
Ken K. Wong                        8/13/93       516,625         $44,021
Fred R. Umayam                      3/9/94       100,000         $10,000
Mark Alan Mannhalt                  3/9/94        60,000          $6,000
Donald Tom Prechitt                6/19/94        30,000          $3,000
Huan Wa Xu                         6/19/94        80,000          $8,000
Pollysol Investments, Ltd.         8/15/94       100,000         $10,000
He Rong Hui                        6/19/94        20,000          $2,000
Lee Shick Por                      6/19/94        20,000          $2,000
William Lo                         8/15/94       100,000         $10,000


Item 27.	Exhibit Index.                                                      Page
(1)		Not Applicable
(2)		Not Applicable
(3)		Certificate of Incorporation incorporated
                  by reference to Form SB-2
   		filed October 3, 1995 - File No. 33-97698
(3.1)             Bylaws - to be filed by amendment
(4)		Specimen certificate for Common Stock incorporated by
                  reference to Form SB-2 filed October 3, 1995 - File
                  No. 33-97698
(5)		Consent and Opinion of Godinho, Sinclair regarding
                  legality of securities registered under this
                  Registration Statement (incorporated by reference
                  to Form SB-2 filed October 10, 1996) and to the
                  references to such attorney in the Prospectus filed
                  as part of this Registration Statement 	                      43
(6)		Not Applicable
(7)		Not Applicable
(8)		Not Applicable
(9)		Not Applicable
(10.1)	         Trustee Agreement Between the Company and Central
		International, Ltd. incorporated by reference to Amendment 1 to Form SB-2 filed December 28, 1995  - File No. 33-97698
(10.2)		Interim Agreement on the Joint Venture to Develop "Royal
                  Plaza" incorporated by reference to Amendment 1 to Form SB-2 filed December 28, 1995  - File No. 33-97698
(11)		Not Applicable
(12)		Not Applicable
(13)		Not Applicable
(14)		Not Applicable
(15)		Not Applicable
(16)		Not Applicable
(17)		Not Applicable
(18)		Not Applicable
(19)		Not Applicable
(20)		Not Applicable
(21)		Not Applicable
(22)		Not Applicable
(23)		Not Applicable
(24)		Consent of Thomas J. Harris, Certified Public Accountant           44
(25)		Not Applicable
(26)		Not Applicable
(27)		Financial Data Schedule                                            45
(28)		Not Applicable
(99)		Lease between Landtek, International Corporation
      and MSS Hen incorporated by reference to Form SB-2
      filed on October 3, 1995 -	File No. 33-97698
(99.1)		Sublease Agreement between the Corporation and Landtek
    		International Corporation incorporated by reference to
       Form SB-2 filed on October 3, 1995 - File No. 33-97698

Item 28.	Undertaking.

	The undersigned registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the
Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the Registration Statement.
(iii)	To include any additional or changed material information on the plan of distribution.

	(2)	That, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Delivery of Certificates.

	The undersigned registrant hereby undertakes to provide to the Transfer Agent at the closing, certificates in such denominations and registered in such names as are required by the Transfer Agent to permit prompt delivery to each purchaser.

(c)	Indemnification.

	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in the Corporation's Articles of Incorporation or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, in the Province of British Columbia, Canada on the 28th day of July, 1997.

                                        Global Pacific Enterprises, Inc.


                                        /s/  Alan Kwong
                                        --------------------------------
                                        By:  Alan Kwong, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



Signature                               Capacity                   Date

/s/ Alan Kwong               Chairman of the Board of Directors   07/27/97
-------------------           Authorized Representative in the
Alan Kwong                        United States

/s/ Ken Wong                   Principal Executive Officer        07/27/97
-------------------             Principal Financial Officer
Ken Wong                          Controller/Director

/s/ Robin Young                        Director                   07/27/97
-------------------
Robin Young